Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

AIR METHODS CORPORATION,

AIR METHODS ACQUISITION SUB, INC.,

OF AIR HOLDINGS CORPORATION,

and

WIND POINT PARTNERS V, L.P.

i

TABLE OF CONTENTS
(continued)

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDER	36
4.1	Ownership of Company Stock	36
4.2	Authority and Enforceability	36
4.3	Absence of Claims by Principal Shareholder	36
4.4	No Conflict	36

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	37
5.1	Organization	37
5.2	Authority and Enforceability	37
5.3	No Conflict; Governmental Approvals, Filings and Consents	37
5.4	Proceedings	38
5.5	Brokers or Finders	38
5.6	Availability of Funds	38
5.7	Vote/Approval Required	38

ARTICLE 6	COVENANTS	39
6.1	Access and Investigation	39
6.2	Operation of the Business Pending the Merger	39
6.3	Consents and Filings; Reasonable Efforts	42
6.4	Notification	42
6.5	No Solicitation	43
6.6	Confidentiality	44
6.7	Shareholder Materials	44
6.8	Indemnification of Directors and Officers of the Company	44
6.9	Employee Benefits	45
6.1	Tax Matters	46
6.11	Excluded Assets and Liabilities	49
6.12	Payment of Indebtedness by Related Parties	50
6.13	No Transfer	50
6.14	Environmental Inspection	50
6.15	Lease Renewals and Buyouts and Aircraft Repairs	50

TABLE OF CONTENTS
(continued)

COMPANY DISCLOSURE SCHEDULES

Schedule 1.9	Change of Control Payments
Schedule 3.1	Corporate Matters
Schedule 3.3	No Conflict; Governmental Approvals, Filings and Consents
Schedule 3.4	Capitalization and Ownership
Schedule 3.6	Books and Records; Internal Controls
Schedule 3.7	Accounts Receivable
Schedule 3.8	Inventories
Schedule 3.9	No Undisclosed Liabilities
Schedule 3.10	Absence of Certain Changes and Events
Schedule 3.12(a)	Real Property
Schedule 3.13	Intellectual Property
Schedule 3.14	Contracts
Schedule 3.15	Tax Matters
Schedule 3.16	Employee Benefit Matters
Schedule 3.17	Employment and Labor Matters
Schedule 3.18	Environmental Matters
Schedule 3.19	Compliance With Laws
Schedule 3.20(b)	Proceedings
Schedule 3.21	Governmental Authorizations
Schedule 3.22	Customers, Commercial Payors and Suppliers
Schedule 3.23	Insurance
Schedule 3.24	Relationships With Affiliates
Schedule 3.25	Brokers or Finders
Schedule 3.26	Bank Accounts, Powers of Attorney
Schedule 3.27	Aircraft
Schedule 3.28	Accounts Payable
Schedule 4.4	No Conflict (Principal Shareholder)
Schedule 5.5	Brokers or Finders
Schedule 6.2	Operation of the Business Pending the Merger
Schedule 6.11	Excluded Assets and Liabilities
Schedule 6.14	Environmental Inspection Properties
Schedule 6.15	Lease Renewals, Buyouts, Aircraft Repairs and Other Matters
Schedule 6.16	Other Developments

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	List of Company Shareholders
Exhibit C	Form of Escrow Agreement
Exhibit D	Merger Consideration Adjustment Methodology
Exhibit E	Form of Non-Competition Agreement
Exhibit F	List of CBM Bases and HBM Bases

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of June 1, 2011, by and among (i) Air Methods Corporation, a Delaware corporation (“Parent”), (ii) Air Methods Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”), (iii) OF Air Holdings Corporation, a Delaware corporation (the “Company”), (iv) Wind Point Partners V, L.P., a Delaware limited partnership (the “Principal Shareholder”), and (v) the Principal Shareholder in its capacity as the representative of the Shareholders (in such capacity, the “Shareholder Representative”).  Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in Exhibit A.

WHEREAS, the respective board of directors or such other applicable governing body of Parent, the Merger Sub and the Company have authorized and approved this Agreement and the merger of the Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, Exhibit B hereto contains a list of all of the shareholders of the Company (the “Shareholders”), along with the number of shares of (i) series A preferred stock of the Company, par value $0.01 per share (the “Series A Preferred Stock”), (ii) senior preferred stock of the Company, par value $0.01 per share (the “Senior Preferred Stock”), (iii) senior series A preferred stock of the Company, par value $0.01 per share (the “Senior Series A Preferred Stock”, and together with the Series A Preferred Stock and the Senior Preferred Stock, collectively, the “Designated Preferred Stock”), and (iv) common stock of the Company, par value $0.01 per share (the “Common Stock”, and together with the Designated Preferred Stock, collectively, the “Company Stock”), owned by each Shareholder; and

WHEREAS, Parent, the Merger Sub, the Principal Shareholder and the Company make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby and also prescribe certain conditions to the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE MERGER

1.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, (i) the Merger Sub will be merged with and into the Company in accordance with the provisions of Section 251 of the DGCL, and the separate existence of the Merger Sub shall cease, and (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the DGCL as a wholly-owned subsidiary of Parent.

1.2           Closing.  The consummation of the Merger and the other Transactions (the “Closing”) will take place at the offices of DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601-1293, as soon as practicable after satisfaction or waiver of all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), but in no event later than three (3) Business Days thereafter, or at such other time and place as Parent and the Company may agree in writing (the “Closing Date”).

1.3           Effective Time.  Subject to the terms and conditions of this Agreement, as soon as practicable during the Closing, the Merger Sub and the Company shall cause the Merger to be consummated by filing all necessary documentation, including a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.4           Effects of the Merger.

(a)           The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and the Merger Sub will vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and the Merger Sub, in each case, will become debts, Liabilities and duties of the Surviving Corporation except for the Excluded Assets and Liabilities.

(b)           At the Effective Time, the Company’s Charter, as in effect immediately prior to the Effective Time, will be amended and restated to conform to the articles of incorporation of the Merger Sub as in effect immediately prior to the Effective Time.

(c)           The directors of the Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and the bylaws of the Surviving Corporation or as otherwise provided by Law.

(d)           The officers of the Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

(e)           At the Effective Time, the bylaws of the Company will be amended and restated to conform to the bylaws of the Merger Sub as in effect immediately prior to the Effective Time.

1.5           Conversion of Company Stock in Merger.

(a)           As of the Effective Time, each share of Senior Series A Preferred Stock issued and outstanding (other than shares of Senior Series A Preferred Stock to be cancelled in accordance with Section 1.5(e), and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Sub, the Company or the Shareholders, will be cancelled and extinguished, and each such share of Senior Series A Preferred Stock will be converted into the right to receive an amount in cash equal to the Senior Series A Preferred Stock Per Share Consideration and each holder of a Certificate that immediately prior to the Effective Time represented any such outstanding shares of Senior Series A Preferred Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Senior Series A Preferred Per Share Consideration therefor, without any interest thereon, upon the surrender of such Certificate in accordance with Section 2.4.  The amount of cash each Shareholder is entitled to receive for the shares of Senior Series A Preferred Stock held by such Shareholder will be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Senior Series A Preferred Stock held by such Shareholder.

(b)           As of the Effective Time, each share of Senior Preferred Stock issued and outstanding (other than shares of Senior Preferred Stock to be cancelled in accordance with Section 1.5(e), and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Sub, the Company or the Shareholders, will be cancelled and extinguished, and each such share of Senior Preferred Stock will be converted into the right to receive an amount in cash equal to the Senior Preferred Stock Per Share Consideration and each holder of a Certificate that immediately prior to the Effective Time represented any such outstanding shares of Senior Preferred Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Senior Preferred Stock Per Share Consideration therefor, without any interest thereon, upon the surrender of such Certificate in accordance with Section 2.4.  The amount of cash each Shareholder is entitled to receive for the shares of Senior Preferred Stock held by such Shareholder will be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Senior Preferred Stock held by such Shareholder.

(c)           As of the Effective Time, each share of Series A Preferred Stock issued and outstanding (other than shares of Series A Preferred Stock to be cancelled in accordance with Section 1.5(e), and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Sub, the Company or the Shareholders, will be cancelled and extinguished, and each such share of Series A Preferred Stock will be converted into the right to receive an amount in cash equal to the Series A Preferred Stock Per Share Consideration and each holder of a Certificate that immediately prior to the Effective Time represented any such outstanding Series A Preferred Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Series A Preferred Stock Per Share Consideration therefor, without any interest thereon, upon the surrender of such Certificate in accordance with Section 2.4.  The amount of cash each Shareholder is entitled to receive for the shares of Series A Preferred Stock held by such Shareholder will be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Series A Preferred Stock held by such Shareholder.

(d)           As of the Effective Time, each share of Common Stock issued and outstanding (other than shares of Common Stock to be cancelled in accordance with Section 1.5(e) hereof, and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Sub, the Company or the Shareholders, will be cancelled and extinguished, and each such share of Common Stock will be converted into the right to receive an amount in cash equal to the Common Stock Per Share Consideration and each holder of a Certificate that immediately prior to the Effective Time represented any such outstanding shares of Common Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Common Stock Per Share Consideration therefor, without any interest thereon, upon the surrender of such Certificate in accordance with Section 2.4.  The amount of cash each Shareholder is entitled to receive for the shares of Common Stock held by such Shareholder will be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Common Stock held by such Shareholder.

(e)           All shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and owned by any of Parent, Merger Sub and any other Subsidiary of Parent and all shares of Company Stock held in the treasury of the Company or owned by any Subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration will be delivered in exchange therefor.

(f)           Notwithstanding anything else in this Agreement to the contrary, any and all payments to the Shareholders contemplated by this Section 1.5 and the other provisions of this Agreement shall be made subject to and in accordance with the terms and conditions, including, without limitation, any priority rights to payment, set forth in the Company’s Third Amended and Restated Certificate of Incorporation dated as of September 13, 2006, as supplemented by the Amended and Restated Certificate of Designation of the Senior Preferred Stock of OF Air Holdings Corporation dated as of July 20, 2007, and as further supplemented by the Certificate of Designation of the Senior Series A Preferred Stock of OF Air Holdings Corporation dated as of May 29, 2009 (collectively, the “Company’s Charter”).

1.6           Conversion of Merger Sub Capital Stock.  As of the Effective Time, each issued and outstanding share of capital stock of the Merger Sub will be automatically and without any action on the part of any Person converted into one validly issued, fully-paid and non-assessable share of common stock of the Surviving Corporation.

1.7           Dissenter’s Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Stock (the “Dissenting Shares”) which are held by a Shareholder who did not vote in favor of the Merger (or consent thereto in writing), who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the payments contemplated by Section 1.5, but instead such Dissenting Shareholder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Shareholder’s Dissenting Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the payments contemplated by Section 1.5, without any interest thereon.  The Company shall give Parent (a) prompt notice of any written demands for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (b) the opportunity to participate in all negotiations and Proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a Shareholder to timely comply with the requirements of the DGCL to perfect or demand appraisal rights.  Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other reasonable costs or expenses, (including specifically, but without limitation, reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article 9 hereof the amount of such Dissenting Share Payments without regard to the Deductible Amount.

1.8           Treatment of Equity Awards.  Prior to the Effective Time, the Company shall terminate the Company Option Plans and cause all outstanding options, stock appreciation rights and other awards (the “Equity Awards”) granted thereunder to be executed or cancelled.  The Company shall take all such actions, including amending the Company Option Plans, as may be required to facilitate the foregoing.  Payments, if any, made to effectuate the termination of the Company Option Plans and the cancellation of the Equity Awards shall be referred to herein as the “Equity Award Payments”.  For the avoidance of doubt, no outstanding Equity Awards shall be assumed by Parent.

1.9           Change of Control Payments.  On the Closing Date, the Company shall pay each employee, consultant and advisor the respective transaction bonus amounts due and payable to such individual (collectively, the “Change of Control Payments”) as set forth in Section 1.9 of the Company Disclosure Schedule.  The Company shall be responsible for any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law with respect to the making of the Change of Control Payments.  To the extent that amounts are so withheld, such withheld amounts shall be timely paid to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to such employee, consultant and advisor.  The Company shall make all payments in accordance with this Section 1.9 on the Closing Date.

ARTICLE 2
PAYMENTS AT CLOSING; EXCHANGE PROCEDURES

2.1           Escrow Agreement.  At the Effective Time, Parent, the Shareholder Representative and the Escrow Agent will execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).  Pursuant to the provisions of the Escrow Agreement, the Escrow Agent will establish an escrow account to hold the Escrow Amount in trust pursuant to the Escrow Agreement free of any Encumbrance which amount, plus any interest accrued thereon (collectively, the “Escrow Fund”), will be payable to the Shareholders less any amounts disbursed for the payment of (i) indemnification claims asserted pursuant to Article 9 plus any interest accrued on such amount; and (ii) the Merger Consideration Overpayment Amount plus any interest accrued on such amount, in accordance with the terms of this Agreement and the Escrow Agreement.

2.2           Payment of Closing Indebtedness and Company Transaction Expenses.

(a)           At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (i) a statement setting forth the Estimated Indebtedness (the “Indebtedness Statement”), (ii) an estimate of the Closing Cash (the “Estimated Closing Cash”), and (iii) a list of all Company Transaction Expenses owed to the applicable Representatives of the Company (the “Transaction Expenses List”). Concurrently with the delivery of the Indebtedness Statement, and the Transaction Expenses List, the Company shall provide Parent with (A) customary pay-off letters, in form reasonably acceptable to Parent, from all holders of the Indebtedness of the Company and its Subsidiaries as of the Closing Date, which pay-off letters provide (I) the amount due, as of the Closing Date, on such Indebtedness and (II) that upon payment of such amount, such holder of Indebtedness shall release all Encumbrances securing such Indebtedness and claims against the Company or its Subsidiaries and their respective assets with respect to such Indebtedness (or such similar language acceptable to Parent), and (B) wiring instructions for each Representative of the Company to which Company Transaction Expenses are to be paid.

(b)           At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay (i) to the applicable holders of the Indebtedness of the Company and its Subsidiaries as of the Closing Date, the applicable amounts as set forth in the Indebtedness Statement; and (ii) to the applicable Representatives of the Company, the applicable amounts as set forth in the Transaction Expenses List.

2.3           Payments at Closing.  At the Effective Time, Parent will deposit via wire transfer (a) the Closing Merger Consideration and the Shareholder Representative Fund Amount with the Shareholder Representative and (b) the Escrow Amount with the Escrow Agent.  Immediately following the Effective Time, the Shareholder Representative will pay to the Shareholders their Pro Rata Share of the Closing Merger Consideration, without interest, in accordance with the provisions of this Agreement.

2.4           Exchange Procedures.

(a)           Subject to Section 2.4(c), the Shareholder Representative shall act as paying agent in effecting the exchange of cash for certificates which, immediately prior to the Effective Time, represent shares of Company Stock (“Certificates”) entitled to payment pursuant to Section 1.5.  In furtherance thereof, the Shareholder Representative agrees to use commercially reasonable efforts from the date of this Agreement to the Closing Date to secure (i) all Certificates entitled to payment pursuant to Section 1.5 and (ii) the name, current address and taxpayer identification number of each holder of any Certificate. In the event the Shareholder Representative is not able to secure substantially all Certificates from the holders thereof prior to the Closing Date (together with the current address and taxpayer identification number of such holders), the Shareholder Representative and Parent agree to negotiate in good faith toward the execution of a mutually acceptable paying agent agreement containing ordinary and customary terms.  Nonetheless, at the Effective Time, Parent shall deliver the Closing Merger Consideration to the Shareholder Representative in accordance with Section 2.3.  Subject to the Shareholder Representative’s receipt of the Closing Merger Consideration in accordance with the immediately preceding sentence, the Shareholder Representative shall pay to each Shareholder, upon surrender to the Shareholder Representative of (a) such Shareholder’s Certificate(s), duly endorsed in blank or accompanied by duly executed stock powers, representing the number of shares of each class of Company Stock held by such Shareholder and (b) a letter of transmittal, in form and substance acceptable to the Shareholder Representative, duly executed by or on behalf of such Shareholder, the amount of cash to which such Shareholder is entitled under Section 1.5 and this Article 2.  Surrendered Certificates shall forthwith be canceled.  After the Effective Time, the holders of Certificates evidencing ownership of shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided for herein or by applicable law.  Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the portion of the Closing Merger Consideration and any additional Merger Consideration payable pursuant to this Agreement attributable to such share of Company Stock formerly represented by such Certificate (subject to Section 2.4(d)), except with respect to rights applicable to Dissenting Shares, and the Surviving Corporation shall not be required to pay the holder thereof the cash to which such holder would otherwise have been entitled.  Notwithstanding the foregoing, if any such Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, upon the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Shareholder Representative with respect to such Certificate (provided that, if such Person is a financial institution or other institutional investor, its own agreement shall be satisfactory), the Shareholder Representative shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the Closing Merger Consideration and any additional Merger Consideration payable pursuant to this Agreement attributable to such share of Company Stock formerly represented by such Certificate.

(b)           Payment of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Stock and theretofore represented by such Certificates.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Stock that was outstanding immediately prior to the Effective Time.  If, after the Effective Time, valid Certificates are presented to the Surviving Corporation or the Shareholder Representative for any reason, they shall be canceled and exchanged as provided in this Section 2.4.

(c)           At any time following the expiration of one hundred twenty (120) days after the Effective Time, Parent shall be entitled to require the Shareholder Representative to deliver to the Surviving Corporation, and, whether or not so required by Parent, the Shareholder Representative shall be entitled to deliver to the Surviving Corporation, all (but not less than all) of the Closing Merger Consideration that had been delivered to the Shareholder Representative and that has not been disbursed to holders of Certificates; thereafter, the Shareholder Representative shall have no further obligations under this Section 2.4 and such holders shall be entitled to look solely to Parent and the Surviving Corporation (subject to any applicable abandoned property, escheat or similar Law), only as general creditors thereof, with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Merger Sub, the Surviving Corporation or the Shareholder Representative shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d)           Notwithstanding any implication to the contrary contained in this Agreement, prior to delivery of any Closing Merger Consideration to the Shareholder Representative, Parent shall, or shall cause the Surviving Corporation to, deduct and withhold from the Closing Merger Consideration otherwise payable to any holder of Certificates pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any applicable Law; it being agreed by the parties hereto that the Shareholder Representative, as paying agent for Parent and the Surviving Corporation, shall have no obligation to make any such deductions or withholdings and shall have no liability with respect thereto.  Parent shall properly and timely pay to the proper Governmental Authority any amounts so deducted or withheld.  To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.5           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company except for the Excluded Assets and Liabilities, the officers and directors of the Company and the Shareholder Representative will and are hereby authorized to, in the name of their respective corporations or otherwise, take all such lawful and necessary action as may be requested by Parent.

2.6           Merger Consideration Adjustments.

(a)           At least two (2) Business Days prior to the Closing Date, the Company shall prepare (or cause to be prepared), issue and deliver to Parent its good faith estimate of: (i) balance sheet of the Company setting forth the assets and liabilities of the Company as of the Effective Time (the “Estimated Closing Balance Sheet”), and (ii) the Net Working Capital (the “Estimated Net Working Capital”).  Parent and its Representatives shall have the right to review and copy the computations and work papers (including accountants’ work papers) and the Company’s underlying books and records used in connection with the Company’s computation and preparation of its proposed drafts of the Estimated Closing Balance Sheet and the Estimated Net Working Capital.  If Parent disputes the Estimated Closing Balance Sheet (or any portion thereof) or the Estimated Net Working Capital prior to the Closing, then Parent and the Company will negotiate in good faith to resolve any such dispute at or prior to Closing, but the resolution of any such dispute is not a condition to Closing.  Each of the Estimated Closing Balance Sheet and the Estimated Net Working Capital shall be prepared in accordance with the methodology and the accounting principles set forth in Exhibit D (the “Merger Consideration Adjustment Methodology”).  In the event the Estimated Net Working Capital (i) exceeds the Net Working Capital Target, then the Closing Merger Consideration shall be increased, dollar for dollar, by the amount that the Estimated Net Working Capital exceeds the Net Working Capital Target; or (ii) is less than the Net Working Capital Target, then the Closing Merger Consideration shall be decreased, dollar for dollar, by the amount that the Net Working Capital Target exceeds the Estimated Net Working Capital (with such adjustment amount under (i) and (ii) of the preceding sentence immediately above being the “Working Capital Adjustment Amount”).

(b)           As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Parent shall, in good faith, prepare (or cause to be prepared), issue and deliver to the Shareholder Representative its proposed: (i) balance sheet of the Company setting forth the assets and liabilities of the Company as of the Effective Time (as finalized in accordance with Section 2.6(d), the “Closing Balance Sheet”), (ii) statement of the calculation of the Net Working Capital (as finalized in accordance with Section 2.6(d), the “Net Working Capital Statement”), and (iii) statement of the calculation of the Merger Consideration Adjustment Amount (as finalized in accordance with Section 2.6(d), the “Adjustment Amount Statement”).  The Shareholder Representative and its Representatives shall have the right to review and copy the computations and work papers (including accountants’ work papers) and the Surviving Corporation’s underlying books and records used in connection with Parent’s computation and preparation of its proposed drafts of the Closing Balance Sheet, the Net Working Capital Statement and the Adjustment Amount Statement.  Each of the Closing Balance Sheet, the Net Working Capital Statement and the Adjustment Amount Statement shall be prepared in accordance with the Merger Consideration Adjustment Methodology.

(c)           Within thirty (30) days following Parent’s delivery of its proposed Closing Balance Sheet, Net Working Capital Statement and Adjustment Amount Statement, the Shareholder Representative shall, in a written notice to Parent, either accept Parent’s proposed Closing Balance Sheet, Net Working Capital Statement and Adjustment Amount Statement, or, in the event that the Shareholder Representative believes that Parent’s proposed Closing Balance Sheet, Net Working Capital Statement and/or Adjustment Amount Statement were not prepared in accordance with the Merger Consideration Adjustment Methodology, deliver a notice (a “Dispute Notice”) in writing prior to the expiration of such thirty (30) day period.  The Dispute Notice shall describe in reasonable detail any proposed adjustments to Parent’s proposed Closing Balance Sheet, Net Working Capital Statement and/or Adjustment Amount Statement which the Shareholder Representative believes should be made and the basis therefor.  If the Shareholder Representative has not delivered such notice of proposed adjustments within such thirty (30) day period, the Shareholder Representative will be deemed to have accepted Parent’s proposed Closing Balance Sheet, Net Working Capital Statement and Adjustment Amount Statement and such statements shall be final, binding, conclusive and non-appealable.

(d)           If the Shareholder Representative delivers a Dispute Notice to Parent in a timely manner pursuant to Section 2.6(c) above, then the Shareholder Representative and Parent shall negotiate in good faith to resolve any dispute over the Shareholder Representative’s proposed adjustments to Parent’s proposed Closing Balance Sheet, Net Working Capital Statement and/or Adjustment Amount Statement, provided that if any such dispute is not fully resolved within fifteen (15) days following delivery by the Shareholder Representative of the Dispute Notice (or such longer period as Parent and the Shareholder Representative may mutually agree in writing), then at the request of either the Shareholder Representative or Parent, such dispute shall be submitted to the CPA Firm to resolve any remaining dispute over the Shareholder Representative’s proposed adjustments in accordance with the Merger Consideration Adjustment Methodology, which resolution shall be final, binding, conclusive and non-appealable.  The CPA Firm shall be instructed to deliver its written determination not later than the thirtieth (30th) day after the dispute is referred to the CPA Firm.  The CPA Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party.  The CPA Firm’s fees and expenses shall be allocated to the Shareholders from the Shareholder Representative Fund Amount, on the one hand, and Parent and the Surviving Corporation, on the other hand, based on the inverse of the percentage that the CPA Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the CPA Firm.  For example, should the items in dispute total in amount to One Thousand Dollars ($1,000) and the CPA Firm awards Six Hundred Dollars ($600) in favor of the Shareholder Representative’s position, sixty percent (60%) of the costs of its review would be borne by Parent and forty percent (40%) of the costs would be borne by the Shareholders from the Shareholder Representative Fund Amount.

(e)           The Closing Balance Sheet, the Net Working Capital Statement and the Adjustment Amount Statement shall become final and binding on all parties upon the earliest of (i) the Shareholder Representative’s delivery of written notice to Parent of its acceptance of Parent’s proposals thereof, (ii) the Shareholder Representative’s failure to deliver a Dispute Notice within the thirty (30) day period specified in Section 2.6(c) above, (iii) the mutual written agreement of the Shareholder Representative and Parent with respect to any of the Shareholder Representative’s proposed adjustments to Parent’s proposals thereof, or (iv) the CPA Firm’s final resolution of any disputes submitted to the CPA Firm with respect to the Shareholder Representative’s proposed adjustments to Parent’s proposals thereof.  For purposes hereof, (A) the “Final Net Working Capital” shall mean the Net Working Capital as reflected on the Net Working Capital Statement, (B) the “Final Indebtedness” shall mean the value of the Indebtedness set forth on the Closing Balance Sheet and (C) the “Final Closing Cash” shall mean the value of the Closing Cash set forth on the Closing Balance Sheet, in each case, as deemed final pursuant to this Section 2.6(e).

(f)            Promptly, but no later than three (3) Business Days after the final determination of the Closing Balance Sheet, the Net Working Capital Statement and the Adjustment Amount Statement:

(i)           if the Merger Consideration Adjustment Amount is a negative number (the “Merger Consideration Overpayment Amount”), then Parent and the Shareholder Representative shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to distribute to the Surviving Corporation out of the Escrow Fund an amount equal to the Merger Consideration Overpayment Amount plus any accrued interest on such amount.

(ii)           if the Merger Consideration Adjustment Amount is a positive number, then Parent and Surviving Corporation shall be, jointly and severally, obligated to pay to the Shareholder Representative an amount equal to the Merger Consideration Adjustment Amount, for payment to the Shareholders in accordance with Section 1.5 and Section 2.4 of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDER

The Company and the Principal Shareholder, jointly and severally, represent and warrant to Parent and the Merger Sub as of the date of this Agreement and as of the Closing Date as follows, except as set forth in the Company disclosure schedule attached hereto (the “Company Disclosure Schedule”):

3.1           Corporate Matters.

(a)           The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.  The Company and each of its Subsidiaries is duly authorized or qualified to transact business as a foreign corporation and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company.  Section 3.1(a) of the Company Disclosure Schedule lists the states in which the Company and each of its Subsidiaries are qualified to do business as foreign corporations.

(b)           Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the record and beneficial owners of all of the outstanding shares of capital stock of each of the Subsidiaries.  Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries of the Company own any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

(c)           The Company has delivered to Parent correct and complete copies of its certificate of incorporation and bylaws (the “Company Charter Documents”) and correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Organizational Documents”), in each case as amended to the date of this Agreement.  All such Company Charter Documents and Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

3.2           Authority and Enforceability.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party and, subject only to the Company Shareholder Approval, to perform the Company’s obligations under this Agreement and each such Ancillary Agreement to which it is a party and to consummate the Merger.  The execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which it is a party, and the consummation by the Company of the Merger, have been duly authorized and approved by the board of directors of the Company and, except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which it is a party, and the consummation by the Company of the Merger.

(b)           The Company’s board of directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Shareholders,  (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the Shareholders of the Company adopt this Agreement and approve the Merger and the Transactions thereby ((i), (ii), and (iii) being referred to collectively as the “Company Board Recommendation”).  The requisite stockholder vote necessary to approve this Agreement, the Certificate of Merger, the Merger and the transactions contemplated hereby pursuant to the terms and conditions of the Company Charter Documents and any Material Contract is a majority of the issued and outstanding Company Stock, and no additional or separate class vote is required to approve such transactions.

(c)           The Company has duly and validly executed and delivered this Agreement and, at or prior to the Closing, will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  Assuming the due authorization, execution and delivery by Parent and the Merger Sub of this Agreement and each Ancillary Agreement to which each is a party, this Agreement constitutes, and after the Closing, each Ancillary Agreement to which the Company is a party will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).

3.3           No Conflict; Governmental Approvals, Filings and Consents.

(a)           Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation or performance by the Company of the Transactions, will (i) violate any provision of the Company Charter Documents or the Subsidiary Organizational Documents, (ii) violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties or assets is subject, (iii) result in the imposition or creation of any Lien upon the assets and properties of the Company or any of its Subsidiaries, (iv) cause the Company or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax, (v) violate any Law or Governmental Order applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, or (vi) violate, conflict with, impair, result in the cancellation, suspension, or restriction of any Aviation Authorization, except in the case of clauses (ii) and (vi) for any such conflicts, violations, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary.

(b)           Except as set forth in Section 3.3(b) of the Company Disclosure Schedule and except for filings and/or notices pursuant to or required by (i) the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the HSR Act, and (iii) the licenses, permits and authorizations issued in connection with any Government Programs, no consents, waivers, or approvals of, or filings, declarations or registrations with, any Governmental Authority or any Aviation Authority are necessary for the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company or the Principal Shareholder and the consummation by the Company or the Principal Shareholder of the Transactions, other than such other consents, waivers, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

3.4           Capitalization and Ownership.

(a)           The authorized capital stock of the Company consists of (i) 2,500,000 shares of Common Stock, of which 1,893,854 shares are issued and outstanding and 380,977 shares are held by the Company as treasury stock, (ii) 200,000 shares of preferred stock of the Company, par value $0.01 per share (“Preferred Stock”): (a) 100,000 shares of Preferred Stock has been designated Series A Preferred Stock, of which 80,263 shares are issued and outstanding and 718 shares are held by the Company as treasury stock, (b) 36,000 shares of Preferred Stock has been designated Senior Preferred Stock, of which 17,850 shares are issued and outstanding, and (c) 15,000 shares of Preferred Stock has been designated Senior Series A Preferred Stock, of which 7,000 shares are issued and outstanding.  Section 3.4(a) of the Company Disclosure Schedule sets forth, the amount of Company Stock held by each Shareholder, together with the domicile address of such Shareholder. The Company has no other capital stock authorized, issued or outstanding. All of the outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable and have been issued in accordance with the Company Charter Documents. The outstanding shares of Company Stock were not issued in violation of, and are not subject to, any preemptive rights and are free from any restrictions on transfer, except for restrictions imposed by Federal or state securities or “blue sky” Laws.  None of the outstanding shares of the Company’s capital stock was issued in violation of the Securities Act of 1933, as amended, or applicable state securities Laws.  There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders of the Company may vote.  Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, except for the Equity Awards granted under the Company Option Plans and except for rights granted to Parent under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of the Company or any other securities of the Company and the Company is not obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any capital stock of the Company, any other securities of the Company or any interest in or assets of the Company to or from any Person or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts of the Company relating to any capital stock or other securities of the Company to or from any Person.  Except for the Company Option Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(b)           The authorized and outstanding capital stock of the Subsidiaries of the Company is set forth in Section 3.4(b) of the Company Disclosure Schedule.  No Subsidiary has other capital stock authorized, issued or outstanding.  All of the outstanding shares of capital stock of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and non-assessable and have been issued in accordance with the Subsidiary Organizational Documents.  The outstanding shares of capital stock of each Subsidiary was not issued in violation of, and are not subject to, any preemptive rights and are free from any restrictions on transfer, except for restrictions imposed by Federal or state securities or “blue sky” Laws.  None of the outstanding shares of capital stock of any Subsidiaries was issued in violation of the Securities Act of 1933, as amended, or applicable state securities Laws.  There are no bonds, debentures, notes or other indebtedness of any type whatsoever of the Subsidiaries of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders of any Subsidiary of the Company may vote.  Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of the Subsidiaries of the Company or any other securities of the Subsidiaries of the Company and none of the Subsidiaries of the Company is obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any capital stock of the Subsidiaries of the Company, any other securities of the Subsidiaries of the Company or any interest in or assets of the Subsidiaries of the Company to or from any Person or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts of the Subsidiaries of the Company relating to any capital stock or other securities of the Subsidiaries of the Company to or from any Person.

3.5           Financial Statements.  The Company has delivered to Parent the audited consolidated balance sheet and the audited consolidated statement of operations and changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the year ended March 31, 2010 (the “Annual Financial Statements”), and the unaudited consolidated balance sheet as of March 31, 2011 and the unaudited consolidated statement of operations for the twelve (12) month period ended March 31, 2011 (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements are true and correct in all material respects and have been prepared in accordance with GAAP, consistently applied throughout the periods covered by such Financial Statements, subject, in the case of the Interim Financial Statements, to lack of footnotes (that, if presented, would not differ materially from those included in the Annual Financial Statements).  The Financial Statements fairly present, in all material respects, the financial condition and the results of operations of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).  No financial statements of any Person other than the Company and each of its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

3.6           Books and Records; Internal Controls.

(a)           The minute books, stock record books (including any stock ledgers), financial books and records, personnel records, tax records and related work papers, sales accounting records and all aviation-related records of the Company and its Subsidiaries (collectively, the “Books and Records”), all of which have been made available to Parent, are true, correct and complete, accurately and fairly reflect, in all material respects, the business activities of the Company and each Subsidiary.  At the Effective Time, all such books and records will be in the possession of the Company or its agents.

(b)           The Company maintains accurate Books and Records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) material transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements and to maintain accountability for the Company’s assets, (iii) access to the Company’s material assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Company’s material assets is compared with existing material assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof on a timely basis.

(c)           Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, since March 31, 2009 neither the Company nor the Principal Shareholder has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, that the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls are faulty, improper, fraudulent, deficient or questionable, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

3.7           Accounts Receivable.  The accounts receivable reflected in the balance sheet included in the Interim Financial Statements are (i) valid receivables arising from bona fide transactions in the ordinary course of business consistent with past practice, (ii) carried at values determined in accordance with GAAP consistently applied; and (iii) collectible except to the extent of reserves therefor set forth in the balance sheet in the Interim Financial Statements or, for receivables arising subsequent to the date of such balance sheet, as reflected in the books and records of the Company.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, (i) all accounts receivable are owed to the Company free and clear of any Encumbrances (other than Permitted Encumbrances); (ii) none of such accounts receivable is subject to any contractual offset rights or claims of offsets; and (iii) none of the obligors of such accounts receivable has given written notice that it has refused to pay the full amount or any portion thereof, except, in the case of clauses (ii) and (iii), in the ordinary course of business consistent with past practices and which are taken into account with respect to the reserves set forth in the balance sheet in the Interim Financial Statements.  Section 3.7 of the Company Disclosure Schedule contains a complete and accurate list of all accounts receivable as of the date of the Interim Financial Statements, and sets forth the aging of such accounts receivable.

3.8           Inventories.  Except as has been reserved against in the balance sheet included in the Interim Financial Statements, all of the inventory recorded in the balance sheet included in the Interim Financial Statements (i) is free of any defect on deficiency in design, material or workmanship, (ii) is in merchantable and undamaged condition, and (iii) is not obsolete and is in saleable and usable condition, with such exceptions since the date of the Interim Financial Statements as may arise in the ordinary course of business.  The inventory levels maintained by the Company comply in all material respects with all applicable rules and regulations promulgated by the applicable Aviation Authority.  Neither the Company nor any Subsidiary is in possession of any inventory not owned by the Company or such Subsidiary except normal transactional exchanges cores and rentals, certain work in process that the Company has been authorized to maintain as a bailee pursuant to the terms of those contracts listed on Schedule 3.8 of the Company Disclosure Schedule and such other consignment inventory listed on Schedule 3.8 of the Company Disclosure Schedule.

3.9           No Undisclosed Liabilities.  Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities except for (a) Liabilities reflected on the Interim Financial Statements or in Section 3.9 of the Company Disclosure Schedule, (b) Liabilities incurred in the ordinary course of business after the date of the Interim Financial Statements, and (c) Liabilities incurred in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions.  Except as set forth on the balance sheet of the Interim Financial Statements, in Section 3.9 of the Company Disclosure Schedule, or the Indebtedness Statement, neither the Company nor any of its Subsidiaries has any outstanding Indebtedness as of the date hereof.

3.10         Absence of Certain Changes and Events.  Except as set forth in Section 3.10 of the Company Disclosure Schedule, since March 31, 2011 (a) the Company and each Subsidiary have operated the Business in the ordinary course consistent with past practice; (b) neither the Business nor the Company or any Subsidiary have suffered any change, event or condition which has had or could reasonably be expected to have a Material Adverse Effect on the assets and properties of the Company, any Subsidiary or the Business; and (c) neither the Company nor any Subsidiary has (i) acquired or disposed of any material assets or engaged in any material transaction for or relating to the Business other than in the ordinary course of business or as expressly contemplated by the terms of this Agreement; (ii) increased benefits or Company Plan costs or changed bonus, insurance, compensation, wages, salary or other compensation or other employee benefits for employees other than in the ordinary course of business; (iii) waived any rights of substantial value which, singly or in the aggregate, are material to the Business; (iv) borrowed or agreed to borrow in the conduct of the Business any funds other than through existing credit relationships; (v) pledged or mortgaged or agreed to pledge or mortgage any of the assets or properties of the Company and/or any Subsidiary; (vi) made or committed to make in connection with the Business any capital expenditures (other than in the ordinary course of business) in excess of $50,000 individually, or $150,000 in the aggregate, or incur any Liability (other than in the ordinary course of business) in excess of $50,000; (vii) made any loans to the officers or directors (except for ordinary course of business advances for out-of-pocket expenses incurred in the conduct of the Business) of the Company and/or any Subsidiary; (viii) altered its existing Real Property Leases or entered into any agreement to lease, purchase, or otherwise occupy real property in the conduct of the Business; (ix) permit any of the Aviation Authorizations to lapse or to be abandoned, dedicated, or disclaimed, failed to perform or make any material filings, recordings, or similar actions or filings applicable to any of the Aviation Authorizations, or failed to pay any and all fees, fines and Taxes required to maintain and protect the Company or any such Subsidiary’s interest in each and every of the Aviation Authorizations, (x) made, rescinded or revoked any Tax election, filed any amended Tax Returns, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtain or apply for any Tax ruling, (xi) closed any CBM Bases set forth in Section 3.14(a)(xvi) of the Company Disclosure Schedule; (xii) ceased providing Traditional-Based Services to any of the HBM Bases set forth in Section 3.14(a)(xvi) of the Company Disclosure Schedule, or received written notice of the intention of any other Person to cancel, terminate or amend any material terms of any Traditional-Based Services with the Company or any Subsidiary; or to the actual knowledge of the executive officers of the Company and the principals of the Principal Shareholder, no person has threatened to cancel, terminate or amend any material terms of any Traditional-Based Services with the Company or any Subsidiary; terminate; or (xiii) agreed to do any of the foregoing.  In addition to the foregoing, none of the creditors listed on the Indebtedness Statement have agreed to permit the Company or any of its Subsidiaries to repay the principal of any such Indebtedness for less than par value in connection with the consummation of the Transactions.

3.11         Personal Property.

(a)           The Company and its Subsidiaries have good and valid title to all of the material personal properties and assets, tangible and intangible, that they purport to own, and valid leasehold interests in all of the material personal properties and assets that they purport to lease, in each case including the personal properties and assets reflected on the Interim Financial Statements, but excluding any personal property or assets that are no longer used or useful for the conduct of the business of the Company and its Subsidiaries as presently conducted or that have been sold or otherwise disposed of in the ordinary course of business since the date of the Interim Financial Statements, all of which are listed in Section 3.11 of the Company Disclosure Schedule.  All such properties and assets are free and clear of all Encumbrances, other than Permitted Encumbrances.  All such properties and assets, taken as a whole, are sufficient in all material respects for the conduct by the Company and its Subsidiaries of the Business as presently conducted.  There are no contractual or legal restrictions that preclude or restrict the ability to use any Aviation Authorization or other personal property owned, held, or leased by the Company or any Subsidiary for the purposes for which it is currently being used except for such restrictions which could not reasonably be expected to have a Material Adverse Effect.

(b)           All material machinery, equipment and tangible assets of the Company and any Subsidiary being used in the operation of the Business are in good operating condition, working order and maintained and serviced, all as necessary and as required by the applicable Aviation Authorizations, all applicable Laws, and manufacturers’ manuals and specifications (subject to routine maintenance and repair for similar assets of like age and consistent with past practices of the Business), fit for their particular purpose, and are usable in the conduct of the Business.  The maintenance and other records kept for each piece of material machinery, equipment, and tangible asset are true, correct, accurate, complete, and current in all material respects as required by the Aviation Authorizations, all applicable Laws, and manufacturers’ manuals and specifications.

3.12         Real Property.

(a)           Section 3.12 of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all real property that the Company or any of its Subsidiaries uses or occupies pursuant to a lease, sublease, license or similar agreement (the “Leased Real Property”) and (ii) each parcel of real property in which the Company or any of its Subsidiaries holds legal or equitable title (the “Owned Real Property”).  The Owned Real Property and the Leased Real Property together with, to the extent leased to or owned by the Company or any of its Subsidiaries, all buildings, structures, fixtures, equipment, easements and improvements located thereon and appurtenances, rights and interests relating thereto, are collectively referred to herein as the “Real Property”.  The Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the Business.

(b)           With respect to each Leased Real Property, Section 3.12(a) of the Company Disclosure Schedule sets forth (i) the physical address of the Leased Real Property, (ii) the name of the tenant or licensee using or occupying the Leased Real Property, (iii) the name and date of the applicable lease, sublease, license, or similar agreement, (iv) the expiration date of the applicable lease, sublease, license, or similar agreement, and (v) the current monthly rental rate payable thereunder.

(c)           With respect to each Owned Real Property, Section 3.12(a) of the Company Disclosure Schedule sets forth the physical address and full legal description of the Owned Real Property.

(d)           The Company and its Subsidiaries, as the case may be, hold (i) good and marketable fee simple title to the Owned Real Property and (ii) valid leasehold interests in the Leased Real Property, in each case, free and clear of any Encumbrances other than Permitted Encumbrances.  None of the activities of the Company or any of its Subsidiaries on the Real Property encroaches upon the property of any Person or easements or rights-of-way in favor of any Person in any material respect.  Neither the Company nor any of its Subsidiaries have received written notice of any pending or contemplated condemnation or eminent domain proceeding affecting the Real Property and, to the Knowledge of the Company and the Principal Shareholder, no such condemnation or eminent domain Proceedings are threatened.  To the Knowledge of the Company and the Principal Shareholder, no Person other than the Company or its Subsidiaries has any right to use, occupy or lease any of the Real Property.  Other than the Company and its Subsidiaries, there are no Persons in possession of any portion of the Real Property as lessees, subtenants, tenants, licensees or trespassers.

(e)           The Company has delivered to Parent a true and complete copy of each Real Property Lease.  With respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement shall not result in a breach of or default under such Real Property Lease; (iii) neither the Company or any of its Subsidiaries, as the case may be, nor, to the Knowledge of the Company and the Principal Shareholder, any other party to such Real Property Lease is in material breach or default under such Real Property Lease; (iv) no party to such Real Property Lease has repudiated any term thereof, and there are no material disputes in effect with respect to such Real Property Lease; (v) the Company or any of its Subsidiaries, as the case may be, has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Real Property Lease or any interest therein; (vi) all rent and other sums and charges payable under the respective Real Property Lease by the Company or the applicable Subsidiary are current; (vii) the security deposit under each Real Property Lease is in the form of cash and neither the Company nor any of its Subsidiaries has received notice from the applicable landlord of any deduction against such security deposit; and (viii) no brokerage fees or commissions are outstanding with respect to any Real Property Lease.

(f)           All buildings, structures, fixtures and appurtenances comprising part of the Real Property are in good operating condition and have been well-maintained, reasonable wear and tear excepted, and are usable in the ordinary course of the Company’s business. There are no outstanding options, rights of first offer or refusal or contracts pending to purchase the Owned Real Property or any portion thereof.  To the extent required under any applicable Law, there exists valid certificates of occupancy with respect to the Owned Real Property, including all buildings and structures located thereon or related thereto.

3.13         Intellectual Property.

(a)           Section 3.13(a) of the Company Disclosure Schedule sets forth a list of all Registered Intellectual Property, identifying for each such item of Intellectual Property Rights (i) the record owner and (ii) the jurisdictions in which each item has been issued or registered or in which any application for such issuance and registration has been filed.  All material maintenance and renewal fees due through the date of this Agreement in connection with issued or Registered Intellectual Property have been timely paid.

(b)           Section 3.13(b) of the Company Disclosure Schedule identifies (i) all Contracts pursuant to which the Company or any of its Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property Rights that are material to the operation of the Business (other than “shrink-wrap” or “click-through” type licenses for non-customized software, or non-exclusive licenses granted to the Company or any of its Subsidiaries to use certain customer and vendor Intellectual Property Rights in the ordinary course of business) and (ii) all Contracts pursuant to which a third party is licensed or otherwise permitted to use any material Company Intellectual Property, except for non-exclusive licenses granted by the Company in the ordinary course of business (items (i) and (ii) being collectively referred to as the “Intellectual Property Contracts”).  The Company has made available to Parent true and complete copies of each Intellectual Property Contract.  Except as disclosed in Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as the case may be, nor, to the Knowledge of the Company and the Principal Shareholder, any other Person is in material breach of or in material default under any Intellectual Property Contract and, to the Knowledge of the Company and the Principal Shareholder, no event has occurred which with the passage of time or the giving of notice or both would result in such a breach or default.  Except as disclosed in Section 3.13(b) of the Company Disclosure Schedule, all Intellectual Property Contracts are in full force and effect and are enforceable by the Company or its Subsidiaries, as the case may be, in accordance with their respective terms, except for the Bankruptcy and Equity Exception.

(c)           Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, to the Knowledge of the Company and the Principal Shareholder, the conduct of the Business as presently conducted does not infringe upon, misappropriate or otherwise violate in any material respect the Intellectual Property Rights of any Person.

(d)           Except as disclosed in Section 3.13(d) of the Company Disclosure Schedule, in the last three (3) years neither the Company nor any of its Subsidiaries has received a written communication from any Person (i) asserting an ownership interest in any of the Registered Intellectual Property, or (ii) alleging that the conduct of the Business infringed or otherwise violated any rights relating to such Person’s Intellectual Property Rights.  Except as disclosed in Section 3.13(d) of the Company Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries concerning the ownership, infringement or use of the Company Intellectual Property by the Company or any of its Subsidiaries.

(e)           Except as disclosed in Section 3.13(e) of the Company Disclosure Schedule, the Company and/or its Subsidiaries exclusively own all Registered Intellectual Property identified in Section 3.13(a) of the Company Disclosure Schedule, free and clear of (i) any Encumbrances other than Permitted Encumbrances, (ii) exclusive licenses, and (iii) non-exclusive licenses not granted in the ordinary course of business.  Except as disclosed in Section 3.13(e) of the Company Disclosure Schedule, the Registered Intellectual Property is not subject to any outstanding Governmental Order specifically relating to such Registered Intellectual Property and adversely affecting the Company’s and its Subsidiaries’ use of, or rights to, such Registered Intellectual Property.  Except as disclosed in Section 3.13(e) of the Company Disclosure Schedule, to the Knowledge of the Company and the Principal Shareholder, no Person is infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries in or to the Registered Intellectual Property.

(f)           The Company Intellectual Property constitutes all Intellectual Property Rights necessary to conduct the Business as currently conducted.  The consummation of the Transactions will not result in the loss or impairment of the Surviving Corporation’s right to own or use any of the Company Intellectual Property.

3.14         Contracts.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (collectively, the “Material Contracts”):

(i)           Contracts (other than purchase orders and aircraft, component and modification repair quotes accepted or confirmed in the ordinary course of business) with a term exceeding one (1) year that cannot be terminated by the Company or its applicable Subsidiary on less than thirty (30) days’ notice without cost or other Liability to Parent, and that require aggregate annual payments by or to the Company or any of its Subsidiaries in excess of $100,000;

(ii)            Contracts that involve the lease of real property or that obligate the Company or any of its Subsidiaries to purchase real property;

(iii)           Contracts classified by the Company or any of its Subsidiaries as capitalized leases in accordance with GAAP;

(iv)           Contracts (other than purchase orders accepted or confirmed in the ordinary course of business) for capital expenditures in excess of $100,000;

(v)            Contracts between the Company and any Subsidiary and any of its employees, consultants, independent contractors or other persons that perform services for the Business in excess of $100,000;

(vi)           Any hedging, swap, derivative, International Swaps and Derivatives Association or similar Contract;

(vii)          Contracts containing covenants materially limiting the ability of the Company or any of its Subsidiaries to compete in any line of business, industry or geographic area which line of business, industry or geographic area is material to the business of the Company and its Subsidiaries, taken as a whole;

(viii)         Contracts which create or govern a partnership, joint venture, strategic alliance or similar arrangement;

(ix)           Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person;

(x)             Indentures, credit agreements, loan agreements, guarantees, notes or other Contracts pursuant to which the Company or any of its Subsidiaries has incurred Indebtedness in excess of $50,000;

(xi)           Contracts (other than purchase orders accepted or confirmed in the ordinary course of business) with the ten (10) largest customers of the Business, based on revenues during the twelve (12) month period ended March 31, 2011;

(xii)          Contracts (other than purchase or equipment orders entered into in the ordinary course of business) with the ten (10) largest suppliers of the Business, based on expenditures during the twelve (12) months period ended March 31, 2011;

(xiii)         Contracts and other agreements with any labor union or association representing any employee;

(xiv)         Contracts pursuant to which a power of attorney is granted by or on behalf of the Company or any of its Subsidiaries;

(xv)          any stockholder agreement, registration rights agreement or any similar Contract relating to or affecting the ownership of the capital stock or other equity interests of the Company or any of its Subsidiaries; and

(xvi)         Contracts necessary for the Company’s operations of Traditional-Based Services and Independent-Based Services for the CBM Bases and HBM Bases set forth in Section 3.14(a)(xvi) of the Company Disclosure Schedule, including, without limitation, any preferred provider agreements, dispatch agreements and alternative delivery method agreements.

(b)           The Company has made available to Parent an accurate and complete copy of each Material Contract including all amendments, modifications or supplements thereto.  Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as the case may be, nor, to the Knowledge of the Company, any other Person is in material breach of or in material default under any Material Contract and, to the Knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would result in such a material breach or material default.  Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, all Material Contracts are in full force and effect and are enforceable by the Company or its Subsidiaries, as the case may be, in accordance with their respective terms, except for (i) such failures to be in full force and effect or enforceable that would not reasonably be expected to have a Material Adverse Effect on the Company and (ii) the Bankruptcy and Equity Exception. Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice of the intention of any other Person to cancel, terminate or amend the terms of any Material Contract.  As of the date hereof, there are no new contracts being actively negotiated that if in effect would be required to be listed in Section 3.14(a) of the Company Disclosure Schedule except as set forth in Section 3.14(b) of the Company Disclosure Schedule.  The Company has performed and complied in all material respects with all covenants and obligations under the Heli-One Settlement Agreement in accordance with their terms.

(c)           Section 3.14(c) of the Company Disclosure Schedule sets forth all pending requests for proposal, together with a description of the status of such request for proposal submitted by the Company or any Subsidiary that if accepted would constitute a Material Contract.

(d)           The Company has fulfilled all material obligations required to have been performed by the Company pursuant to each Material Contract.

(e)           Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, all outstanding Indebtedness of the Company may be prepaid without penalty.

3.15         Tax Matters.

(a)           Except as set forth in Section 3.15 of the Company Disclosure Schedule:

(i)             the Company and its Subsidiaries have timely filed or caused to be filed all Tax Returns required to be filed on or before the Closing Date, and each such Tax Return is complete and accurate in all material respects and were prepared in compliance with applicable Laws.  The Company and its Subsidiaries have timely paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld by it, whether or not shown on any Tax Return or any assessment by any Governmental Authority (other than Taxes being contested in good faith by appropriate Proceedings for which adequate reserves have been established);

(ii)            the Company and its Subsidiaries have withheld with respect to its employees, federal, state, local, and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal and State Unemployment Tax Act and any other Taxes required to be withheld, and will have timely paid such taxes withheld over to the appropriate authorities, and the Company and its Subsidiaries have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto;

(iii)           no audit or other examination of any Tax Return of the Company or any of its Subsidiaries is pending or presently in progress, nor has the Company or any of its Subsidiaries been notified in writing, or, to the Knowledge of the Company and the Principal Shareholder, been otherwise notified, of any request for such an audit or other examination that have not yet been conducted, and no audit of any Tax Return of the Company or any of its Subsidiaries has been concluded since March 31, 2008;

(iv)           no adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed in writing or, to the Knowledge of the Company and the Principal Shareholder, been otherwise proposed, by any Governmental Authority that has not yet been resolved;

(v)            there are no outstanding Tax Claims against the Company or any of its Subsidiaries for any Taxes that have been asserted in writing by any Governmental Authority prior to the date hereof;

(vi)           no written claim, or, to the Knowledge of the Company and the Principal Shareholder, other claim, has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not or has not filed Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(vii)          Section 3.15(a)(vii) of the Company Disclosure Schedule sets forth a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by the Company or any of its Subsidiaries;

(viii)         the Company and its Subsidiaries do not have any Liabilities for unpaid Taxes that have not been adequately accrued or reserved on the balance sheet included in the Interim Financial Statements, whether asserted or unasserted, contingent or otherwise, and the Company and its Subsidiaries have not incurred any material liability for Taxes since the date of the Interim Financial Statements other than in the ordinary course of business;

(ix)           no written agreements, written waivers or other written arrangements exist providing for an extension of time with respect to payment by, or assessment against, the Company or any of its Subsidiaries in respect of any Taxes;

(x)            neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing or allocation agreement and neither the Company nor any of its Subsidiaries has any current or potential Contract to indemnify any other Person  with respect to any Taxes;

(xi)           no written notice, or, to the Knowledge of the Company and the Principal Shareholder, other notice, of any dispute, claim or any other controversy concerning any Tax liability of the Company or of any of its Subsidiaries has been received by the Company or of any of its Subsidiaries from any Governmental Authority that has not yet been resolved;

(xii)          neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has any Liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(xiii)         neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii);

(xiv)         neither the Company nor any of its Subsidiaries is party to or bound by any closing agreement or offer in compromise with any Governmental Authority;

(xv)          neither the Company nor any of its Subsidiaries constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code;

(xvi)         no portion of the Merger Consideration is subject to any Tax withholding provision of federal, state, local or foreign law;

(xvii)        there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries with respect to Taxes, other than Permitted Encumbrances identified on Section 3.15 of the Company Disclosure Schedule;

(xviii)       neither the Company nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income Tax law) apply to any disposition of any asset owned by it;

(xix)          none of the assets of the Company or of any of its Subsidiaries are “tax-exempt use property” within the meaning of Section 168(h) of the Code;

(xx)           neither the Company or any of its Subsidiaries owns an interest in any entity, plan or arrangement that is treated as (a) a partnership for purposes of Subchapter K of Chapter 1 of Subtitle A of the Code, (b) a “controlled foreign corporation” within the meaning of Section 957 of the Code, or (c) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code;

(xxi)          neither the Company or any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code;

(xxii)         no Shareholder is a person other than a United States person within the meaning of the Code and none of the transactions contemplated hereto is subject to the withholding provisions of Section 3406 or subchapter A of Chapter 3 of the Code and none of the transactions contemplated by this Agreement is subject to withholding Tax under any other provisions of the Code or any state, local, or foreign Law;

(xxiii)        the Company and its Subsidiaries have disclosed on all Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code;

(xxiv)       neither the Company nor any of its Subsidiaries has been (i) a party to or a participant in, or a material advisor (within the meaning of Section 6111(b)(1) of the Code) with respect to, any reportable transaction (within the meaning of Treasury Regulation Section 1.6011-4 or any predecessor thereto), or (ii) a party to or participant in any tax shelter, within the meaning of Section 6662(d)(2)(C)(ii) of the Code;

(xxv)        none of the assets of the Company or any of its Subsidiaries (including those included in the Financial Statements) is property that the Company or any of its Subsidiaries is required to treat as being owned by any other person for any foreign, federal, state or local income tax purpose pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code or any other Law;

(xxvi)       none of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code;

(xxvii)      neither the Company or any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code;

(xxviii)     neither the Company nor any of its Subsidiaries has ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country;

(xxix)        neither the Company or any of its Subsidiaries has, since March 31, 2010, engaged in a transaction that lacks economic substance within the meaning of Code Section 7701(o);

(xxx)         since October 31, 2005, no formal written rulings or technical advice memoranda have been requested by or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries; and

(xxxi)        the Company has made available to Parent true and correct copies of the federal, state, local, or foreign income Tax Returns (including all schedules and attachments thereto) of the Company and its Subsidiaries for the fiscal years ended March 31, 2010, March 31, 2009, and March 31, 2008.

(b)           Each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) to which the Company or any Subsidiary is a party to, or pursuant to which the Company or any Subsidiary is obligated to make any payment under, complies in form and in operation with Section 409A of the Code and all applicable IRS guidance issued with respect thereto and no Person is subject to additional tax or interest under Section 409A of the Code (or similar provision of state or local income tax Law) as a result of the Company or any Subsidiary being a party to, or obligated to make any payment under, any such nonqualified deferred compensation plan.  Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, each outstanding option to acquire Capital Stock (each a “Company Option”) or other similar equity incentive award of the Company that is intended to be exempt for the requirements of Code Section 409A, granted to or held by an individual or entity who is or may be subject to U.S. taxation, (1) has an exercise price that is not less than fair market value of the underlying equity as of the date of grant of such Company Option, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financial Statements.

3.16         Employee Benefit Matters.

(a)           Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Plans.

(b)           Each Company Plan complies in all material respects in form and in operation with its terms and all applicable Laws.  Each return, report statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the Internal Revenue Service (the “IRS”) and the Department of Labor) with respect to each such Company Plan has been filed, and each of such filings has been complete and accurate in all material respects, and no liability in connection with such filings has been incurred.

(c)           Each Company Plan that is intended to be tax-qualified under Section 401(a) of the Code is either (i) the recipient of a favorable determination letter from the IRS, or (ii) a volume submitter or master and prototype plan as to which the adopter is entitled to rely on the advisory or opinion letter issued by the IRS with respect to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2005-16, and no event has occurred that could reasonably be expected to result in the loss of tax-qualified status of such Company Plan.  True, correct and complete copies of the following documents, with respect to each of the Company Plans, to the extent applicable, have been made available to Parent:  (i) all plans and related trust documents, and amendments thereto; (ii) the three most recent Forms 5500 (and related summary annual reports) filed with the applicable Governmental Authority; (iii) the most recent IRS determination letter or opinion letter; (iv) all summary plan descriptions; (v) all summaries of material modifications; (vi) written descriptions of all non-written agreements relating to the Company Plans; and (vii) all related trust agreements, insurance contracts or other funding agreements that implement each such Company Plan.

(d)           Neither the Company nor any of the Subsidiaries or their employees, owners or directors has engaged in any material nonexempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.   Neither the Company nor any Subsidiary has any Liability for breach of fiduciary duty with respect to any Company Benefit Plan subject to Title I of ERISA or any other failure to act in accordance with Title I of ERISA or comply with Title I of ERISA in connection with the administration of or investment of the assets of any such Company Plan.

(e)           Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, neither the Company nor any other entity that is required to be treated together with the Company as a single employer under Section 414(b), (c) or (m) (an “ERISA Affiliate”) of the Code maintains or contributes to, or within the last six (6) years has maintained or contributed to, an employee benefit plan that is either a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Title IV of ERISA or a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(f)            Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains or contributes to any Company Plan which provides for continuing welfare benefits or coverage (including, without limitation, life insurance or medical benefits) for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Code, Section 601 et seq. of ERISA or any similarly applicable state law.

(g)           There are no pending or, to the Knowledge of the Company, threatened audits, claims (other than claims for benefits in the ordinary course) or Proceedings with respect to any Company Plans.

(h)           All contributions or insurance premiums required to have been made by the Company or any of the Subsidiaries to any Company Benefit Plan pursuant to Law (including ERISA and the Code) or the terms of such Company Benefit Plan have been made in all material respects within the time prescribed by Law or the terms of such Company Benefit Plan.

(i)            Each Company Plan permits the plan sponsor to amend or terminate the plan at any time and without any liability (other than routine claims for benefits and reasonable administrative expenses), subject to the applicable requirements of ERISA and the Code for plan termination.

(j)            Except as set forth in Section 3.16(h) of the Company Disclosure Schedule, the consummation of the Transactions will not constitute a triggering event under any Company Plan or Contract which will result in any accelerated vesting or increase in benefits or the payment of benefits or compensation to any employee or former employee of the Company or any of its Subsidiaries.

(k)           Neither the Company nor any of the Subsidiaries has any obligation to pay, gross up, or otherwise indemnify any employee or contractor for Taxes or any other costs incurred as a result of a violation of Section 409A of the Code or Section 4999 of the Code.

3.17         Employment and Labor Matters.

(a)            (i) there are no collective bargaining agreements or other Contracts currently in effect between the Company or any of its Subsidiaries and labor unions or organizations representing any of the employees of the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries is the subject of any material Proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company and the Principal Shareholder, threatened, labor strike, dispute, walk-out, work stoppage, slow-down, labor picketing or lockout involving the Company or any of its Subsidiaries, and (iii) to the Knowledge of the Company and the Principal Shareholder, there are no union organizational drives in progress with respect to the employees of the Company or any of its Subsidiaries, nor has there been for the past three (3) years.

(b)           Section 3.17(b) of the Company Disclosure Schedule contains a true and correct list of the following information for each employee and independent contractor of the Company and each Subsidiary, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2010; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Company Plan, or any other employee benefit plan.  Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, all employees of the Company and each of its Subsidiaries are at will, and no severance or other amounts are payable to such employees upon termination of employment, other than with respect to vested rights under the Company Plans and Company Option Plans.

(c)           To the Knowledge of the Company and the Principal Shareholder, all of the workers of the Company and each Subsidiary are either United States citizens, lawful permanent residents of the United States, or are otherwise authorized to work in the United States.  To the Knowledge of the Company and the Principal Shareholder, the Company and each Subsidiary’s (a) employment practices, including, but not limited to, those relating to the hiring and retention of workers, and (b) employment records, including, but not limited to, its Employment Eligibility Verification Forms (Form I-9) and all record keeping and retention practices in support thereof, are in compliance with all applicable Laws, including without limitation all applicable drug and alcohol testing requirements of each Aviation Authority.  The Company has not received any written notices of violation or potential violation of any such Laws, and to the Knowledge of the Company and the Principal Shareholder, there are no conditions or circumstances which might lead to the Company receiving any such notice of violation or potential violation.

(d)           Section 3.17(d) of the Company Disclosure Schedule states the number of employees terminated by the Company and each Subsidiary since December 31, 2010, and contains a complete and accurate list of the following information for each employee of the Company and such Subsidiary who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by the Company or any Subsidiary, since December 31, 2010: (i) the date of such termination, layoff or reduction in hours; and (ii) the reason for such termination, layoff or reduction in hours.  Except as disclosed on Section 3.17(d), neither the Company nor any Subsidiary has obligations of any kind to any of such former employees.

(e)           Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has (i)  agreements with any employees, written or oral, concerning term of employment, compensation, benefits, or severance and (ii)  written or oral employee policies, whether set forth in an employee manual, employee statement of policy, work rules for any employee or group of employees, or otherwise.

(f)           Neither the Company nor any Subsidiary has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirement.

(g)           To the Knowledge of the Company and the Principal Shareholder, no employee or contractor of the Company or any Subsidiary is bound by any contract that purports to limit his or her ability (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business, or (ii) to assign to the Company or any Subsidiary or to any other Person any rights to any invention, improvement, or discovery.  To the Knowledge of the Company and the Principal Shareholder, no former or current employee of the Company or any Subsidiary is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of Parent to conduct the Business as currently conducted.

3.18         Environmental Matters.  Except as set forth in Section 3.18 of the Company Disclosure Schedule:

(a)           the Company and its Subsidiaries are in possession of or have applied for all Environmental Permits, if any, required for the operation of the Business as currently conducted and are in compliance in all material respects with all of the requirements and limitations included in such Environmental Permits;

(b)           the Company, its Subsidiaries and their respective operations and assets are in compliance in all material respects with Environmental Laws;

(c)           there have been no emissions, discharges, spills or releases of Hazardous Materials by the Company or any of its Subsidiaries or, to the Knowledge of the Company and the Principal Shareholder, their respective contractors or sub-contractors at the Real Property so as to constitute a violation of or a Liability under any Environmental Law or so as to trigger any Loss, corrective action, or remedial action requirement under any Environmental Law or Environmental Permit;

(d)           no written notice from any Governmental Authority has been received by the Company or any of its Subsidiaries during the thirty-six (36) month period immediately preceding the date of this Agreement claiming that (i) the operation of the Business is in violation of any Environmental Law or Environmental Permit, or (ii) the Company or any of its Subsidiaries is responsible for any release or threatened release of any Hazardous Materials at any location; and

(e)           neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company and the Principal Shareholder, threatened Proceeding involving a demand for damages, injunctive relief, penalties, Loss or other potential Liability with respect to violations of any Environmental Law.

3.19         Compliance with Laws.  Except as set forth in Section 3.19 of the Company Disclosure Schedule:

(a)           the Company and its Subsidiaries are in compliance in all material respects with all Laws applicable to them with respect to their conduct of the Business; and

(b)           neither the Company nor any of its Subsidiaries have received any written notice during the past twelve (12) months from a Governmental Authority or Aviation Authority alleging that it is not in compliance with any Law applicable to the conduct of the Business.

3.20         Proceedings.

(a)           There are no Proceedings pending or, to the Knowledge of the Company and the Principal Shareholder, threatened by or against the Company or any of its Subsidiaries which have or would be reasonably likely to have a material and adverse effect on the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement or in connection with the Transactions.

(b)           Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any Governmental Order, other than any such Governmental Orders having application to industry-wide matters.  Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any Contract to settle or compromise any Proceeding pending or threatened against it which has involved any obligation other than the payment of money and for which it has any continuing obligation.

3.21         Governmental Authorizations.

(a)           The Company and its Subsidiaries possess all material Governmental Authorizations required by applicable Law for each to own or hold its properties and other assets and to conduct the Business as currently conducted.  Section 3.21(a) of the Company Disclosure Schedule sets forth a list of all material Governmental Authorizations (other than Environmental Permits) held by the Company and its Subsidiaries, including the following:  (i) any certifications relating to participation in and reimbursement under Titles XVII and XIX of the Social Security Act; (ii) any certifications relating to participation and reimbursement under similar federal, state or local reimbursement or governmental programs for which the Company is eligible (collectively, (i) and (ii) are referred to as the “Government Programs”); and (iii) all material licenses and permits that are necessary to own or hold its properties and other assets and to conduct the Business as currently conducted.  The Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations set forth on Section 3.21(a) of the Company Disclosure Schedule.

(b)           No violation, default, order, or deficiency exists with respect to any of the items listed on Section 3.21(a) of the Company Disclosure Schedule.  The Company has not received any written notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed on Section 3.21(a) of the Company Disclosure Schedule, either to revoke, withdraw, or suspend any license, right or authorization, or to terminate the participation of the Company in any Government Program.  No event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed on Section 3.21(a) of the Company Disclosure Schedule or to revoke, withdraw, or suspend any such license, or to terminate or modify the participation of the Company in any Government Program.  Except as listed on Section 3.21(a) of the Company Disclosure Schedule, no consent or approval of prior filing with, notice to, or any action by any Governmental Authority or any other third-party is required in connection with any such license, right or authorization, or Government Program, by reason of the consummation of the sale contemplated by this Agreement, except for any such consent, approval, filing, notice or action which would not have a Material Adverse Effect.

(c)           Complete and accurate copies of all Medicare cost reports and related forms filed during the past three (3) years by the Company have been furnished to Parent.  The Company has not received any written notices that Medicare or Medicaid have any claims against the Company or any of its Subsidiaries which may reasonably be expected to result in consolidated net offsets against future reimbursement in excess of that provided for in the Financial Statements.  Neither any of the Company, its Subsidiaries, nor, to the Knowledge of the Company and the Principal Shareholder, any of their employees have committed any violations of the Medicare or Medicaid fraud and abuse provisions of the federal Social Security Act and have made any claims which could be deemed false under the Federal False Claims Act.

(d)           Section 3.21(d) of the Company Disclosure Schedule sets forth a list of all Governmental Authorizations issued by any Aviation Authority held by the Company and its Subsidiaries which relate to the conduct of the Business as currently conducted and which have a material effect on the Business (collectively, the “Aviation Authorizations”).  The Company and each applicable Subsidiary is in compliance in all materials respects with the terms and conditions of all such Aviation Authorizations.  No additional Aviation Authorizations are required from any Aviation Authority in connection with the operation of the Business as currently conducted, the failure to obtain or maintain which could reasonably be expected to have a Material Adverse Effect.  All of the Aviation Authorizations used in connection with the Business as currently conducted prior to the Closing will be available for use by the Company on substantially the same terms and conditions immediately after the Closing.

3.22         Customers, Commercial Payors and Suppliers.

(a)           Section 3.22(a) of the Company Disclosure Schedule lists the names of the top ten (10) customers of the Company and its Subsidiaries (on a consolidated basis) by dollar volume of sales to such customers for the twelve (12) month period ended March 31, 2011, together with the dollar amount of sales or services and a description of all rebates, incentives, discounts, price protections, pricing adjustments and the like provided by the Company or any Subsidiary during said periods to such customer.

(b)           Section 3.22(b) of the Company Disclosure Schedule lists the names of the top ten (10) commercial payors of the Company and its Subsidiaries (on a consolidated basis) by dollar volume of sales to such customers for the twelve (12) month period ended March 31, 2011, together with the dollar amount of such sales or services and a description of all rebates, incentives, discounts, price protections, pricing adjustments and the like provided by the Company or any Subsidiary during said periods to such commercial payor.

(c)           Section 3.22(c) of the Company Disclosure Schedule lists the names of the top ten (10) suppliers of the Company and its Subsidiaries (on a consolidated basis) by dollar volume of purchases from such suppliers for the twelve (12) month period ended March 31, 2011, together with the dollar amount paid to such supplier and a description of all rebates, incentives, and discounts provided to the Company or any Subsidiary.

(d)           Except as set forth in Section 3.22(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice of the intention of any customer, commercial payor or supplier identified on Section 3.22(a), (b) and (c) of the Company Disclosure Schedule to cancel, terminate or amend the terms of such party’s relationship with the Company or any of its Subsidiaries after the consummation of the Transactions.  Since March 31, 2010, there have been no material complaints or disputes relating to the Business by any of the customers or commercial payors identified on Section 3.22(a) and (b) of the Company Disclosure Schedule.

3.23         Insurance.

(a)           Section 3.23(a) of the Company Disclosure Schedule contains a list of all insurance policies maintained by or at the expense of, or for the direct or indirect benefit of, the Company or any Subsidiary, true and correct copies of which have been delivered to the Parent.  All such policies are (a) in full force and effect and no written notice of cancellation or termination has been received by the Company or any Subsidiary with respect to any such policy; and (b) are sufficient for compliance by the Company or any Subsidiary with respect to applicable Laws and the Contracts.  All premiums payable under such policies prior to the date of this Agreement have been duly paid.

(b)           Schedule 3.23(b) sets forth a description of any claims made since March 31, 2010 against any insurance policies of the Company or any Subsidiary which description includes the date made, party ultimately paid, amount of the claim made, amount actually paid or other disposition of the claim and, if pending, the status of any such claim.

3.24         Relationships with Affiliates.  Except (a) for standard confidentiality, assignment of invention and non-competition Contracts or employment Contracts and (b) as set forth in Section 3.24 of the Company Disclosure Schedule, neither any present officer, director or shareholder of the Company or any of its Subsidiaries, or any other Person that, to the Knowledge of the Company and the Principal Shareholder, is an Affiliate of any of the foregoing, is currently a party to any transaction or Contract with the Company or any of its Subsidiaries, including without limitation, any loan, extension of credit or arrangement for the extension of credit, any Contract providing for the furnishing of services by, rental or sale of assets from or to, or otherwise requiring payments to or from, any such officer, director, shareholder or Affiliate.

3.25         Brokers or Finders.  Except as set forth in Section 3.25 of the Company Disclosure Schedule (the fees of which will be included in the Company Transaction Expenses), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Affiliate of the Company who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of this Agreement or the consummation of the Transactions, nor is there any basis for any such fee, commission or payment to be claimed by any Person against the Company or any Affiliate of the Company.

3.26         Bank Accounts; Powers of Attorney.  Section 3.26 of the Company Disclosure Schedule sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which the Company or any of its Subsidiaries has an account, credit line or safe deposit box or vault, or otherwise maintains relations, (b) the name of each Person authorized by the Company or such Subsidiary to draw thereon or to have access to any safe deposit box or vault, and (c) the names of all Persons authorized by proxy, power of attorney or other instrument to act on behalf of the Company or such Subsidiary in matters concerning its business or affairs.  All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Company and its Subsidiaries, as the case may be, for normal business purposes and no such proxy, power of attorney or other like instrument is irrevocable.

3.27         Aircraft.

(a)           Section 3.27(a) of the Company Disclosure Schedule sets forth, for each aircraft owned or leased by the Company or any Subsidiary, the type of aircraft, manufacturer’s serial number and FAA registration number.  The aircraft disclosed in Section 3.27(a) of the Company Disclosure Schedule represent all aircraft owned or used by the Company or any Subsidiary in their business operations.  All aircraft owned by the Company or any Subsidiary are reflected on the books and records maintained by the FAA as owned by the Company or such Subsidiary, as applicable, on the date hereof and are duly registered in the name of the Company or any such Subsidiary, as applicable, as the registered owner thereof.  Except as provided in Section 3.27(a) of the Company Disclosure Schedule, there are no Encumbrances reflected in the records maintained by the FAA or any other Governmental Authority (or Aviation Authority) on any aircraft owned or subject to a capital lease obligation by the Company or any Subsidiary, other than Encumbrances reflected in Section 3.27(a) of the Company Disclosure Schedule.

(b)           All logs, historical records, Supplemental Type Certificates, FAA forms and approvals, technical data, manuals, maintenance records and other records pertaining to all aircraft owned or operated by the Company or any Subsidiary have been made available to the Parent and are complete and correct in all material respects, are in the possession of the Company or any Subsidiary, and have been maintained in all material respects in accordance with commercially reasonable standards for the applicable industry and in accordance with applicable laws and regulations (including, without limitation, any and all FARs).  Except as provided in Section 3.27(b) of the Company Disclosure Schedule, all aircraft owned or used by the Company or any Subsidiary are in good operating condition and repair (except for ordinary wear and tear), and have been properly maintained and inspected in accordance with the FAA and manufacturer’s requirements to include any commercially reasonable standards for the applicable industry and in accordance with applicable laws, manufacturer’s type certifications and regulations (including, without limitation, any and all applicable FARs).  Except as set forth on Section 3.27(b) of the Disclosure Schedule, since January 1, 2008, no aircraft owned or used the Company or any Subsidiary has failed any regulatory maintenance or inspection audit conducted by any Governmental Authority or Aviation Authority or on behalf of any Governmental Authority or Aviation Authority, and neither the Company nor any Subsidiary has received any notice of any regulatory, maintenance or inspection audit, which audit has not been completed (with written confirmation that the aircraft has passed such audit prior to the date hereof).

(c)           Except as set forth on Section 3.27(c) of the Company Disclosure Schedule, since January 1, 2008, all aircraft operations by or on behalf of the Company or any Subsidiary have been conducted in all material respects in accordance with the FARs and any applicable aviation insurance requirements, including the following:

(i)            All pilots who have conducted operations for or on behalf of the Company or any Subsidiary have appropriate licenses, ratings, drug testing, medical certificates and flight currency for the operations conducted as of the date hereof and as of the Closing Date;

(ii)           All mechanics who have conducted maintenance operations for or on behalf of the Company or any Subsidiary have appropriate licenses, ratings and drug testing for the maintenance operation conducted as of the date hereof and as of the Closing Date;

(iii)           No pilot, mechanics and other personnel eligible to conduct operations on behalf of the Company or any Subsidiary, during their employment with the Company or any such Subsidiary, (1) has had any incidents or accidents reported or reportable to the FAA or the NTSB, (2) has been suspended by the Company or any Subsidiary for any violation of any of the rules and regulations of the Company or any such Subsidiary, or otherwise been restricted for disciplinary purposes by the Company or any such Subsidiary from piloting, working on or otherwise operating any aircraft which such person would otherwise have been qualified or eligible to pilot, work on or operate or (3) has been or is subject to actual or, to the Knowledge of the Company, threatened enforcement action by the FAA or the NTSB; and

(iv)           There are valid FAR Part 135 and 145 certificates in good standing for all operations conducted by or on behalf of the Company or any Subsidiary.

(d)           Section 3.27(d) of the Company Disclosure Schedule contains a list of all leased aircraft parts.

3.28         Accounts Payable.  Section 3.28 of the Company Disclosure Schedule contains an aged list of accounts payable of the Company and its Subsidiaries as of March 31, 2011.  All such accounts payable arose from the purchase of goods and services in the ordinary course of business.  The Company and each Subsidiary is current in the payment of all such accounts payable consistent with past practices.

3.29         Illegal Payments.  Neither the Company, any Subsidiary nor, to the Knowledge of the Company, any of their officers, directors or employees has at any time made or committed to make, or has been alleged to have made or committed to make, any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments.  Neither the Company, any Subsidiary nor, to the Knowledge of the Company, any of their officers, directors or employees has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for governmental office (or any person that the Company or any Subsidiary knows, or has reason to know, will offer anything of value to any governmental official, political party or candidate for political office), such that the Company, any Subsidiary or any of its officers, directors or employees has violated any applicable Laws (including the Foreign Corrupt Practices Act).  There is not now nor has there been since October 31, 2005 any employment (or retention as a consultant or advisor) by the Company, any Subsidiary or any of their officers, directors or employees of any governmental or political official in any country while such official was in office.

3.30         Representations Complete.  None of the representations or warranties made by the Company or the Principal Shareholder (as modified by the Company Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or the Principal Shareholder pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDER

The Principal Shareholder hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed on the Company Disclosure Schedule, as follows:

4.1           Ownership of Company Stock. The Principal Shareholder is the sole record and beneficial owner of the Company Stock designated as being owned by the Principal Shareholder in Section 3.4(a) of the Company Disclosure Schedule.  Such Company Stock is not subject to any Encumbrances, and the Principal Shareholder has not granted any rights to purchase such Company Stock to any other person or entity.  The Principal Shareholder has the sole right to transfer such Company Stock to Parent in connection with the Merger.

4.2           Authority and Enforceability.  The Principal Shareholder has all requisite limited partnership authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Principal Shareholder is a party and to perform the Principal Shareholder’s obligations under this Agreement and each such Ancillary Agreement to which it is a party and to consummate the Merger.  This Agreement and each of the Ancillary Agreements to which the Principal Shareholder is a party has been duly executed and delivered to the Principal Shareholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Principal Shareholder, enforceable against each such party in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

4.3           Absence of Claims by Principal Shareholder.  The Principal Shareholder has no claim against the Company or any Subsidiary whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at Law.

4.4           No Conflict.  Except as set forth in Section 4.4 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Principal Shareholder, nor the consummation or performance by Principal Shareholder of the Transactions, will (i) violate any provision of the organizational documents of the Principal Shareholder, (ii) violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Principal Shareholder is a party or by which the Principal Shareholder is bound or by which any of their respective properties or assets is subject or (iii) violate any Law or Governmental Order applicable to the Principal Shareholder or any of their respective properties or assets, except in the case of clause (ii), for any such conflicts, violations, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect on the Principal Shareholder.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows, except as set forth in the disclosure schedule attached hereto (the “Parent Disclosure Schedule”):

5.1           Organization.  Each of Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.  Parent and the Merger Sub each has heretofore made available to the Company complete and correct copies of their respective organizational documents.

5.2           Authority and Enforceability.

(a)           Each of Parent and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement and to consummate the Merger.  The execution, delivery and performance by each of Parent and the Merger Sub of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate, limited liability company or limited partnership, as the case may be, action on the part of Parent and the Merger Sub.

(b)           Each of Parent and the Merger Sub has duly and validly executed and delivered this Agreement and, at or prior to the Closing, will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  Assuming the due authorization, execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party, this Agreement constitutes, and after the Closing, each Ancillary Agreement to which Parent and the Merger Sub is a party will constitute, the legal, valid and binding obligation of Parent and the Merger Sub, enforceable against Parent and the Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3           No Conflict; Governmental Approvals, Filings and Consents.

(a)           Except as set forth in Section 5.3(a) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by each of Parent and the Merger Sub, nor the consummation or performance by Parent or the Merger Sub of the Transactions, will (i) violate any provision of the organizational documents of Parent or the Merger Sub, (ii) violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Parent or the Merger Sub is a party or by which Parent or the Merger Sub is bound or by which any of their respective properties or assets is subject or (iii) violate any Law or Governmental Order applicable to Parent or the Merger Sub or any of their respective properties or assets, except in the case of clause (ii), for any such conflicts, violations, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)           Except as set forth in Section 5.3(b) of the Parent Disclosure Schedule and except for filings and/or notices pursuant to or required by (i) the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the HSR Act, no consents, waivers or approvals of, or filings, declarations or registrations with, any Governmental Authority or any Aviation Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the Merger Sub or the consummation by Parent and the Merger Sub of the Merger, other than such other consents, waivers, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect on Parent.

5.4           Proceedings.  There are no Proceedings pending or, to the Knowledge of Parent, threatened by or against Parent or the Merger Sub that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

5.5           Brokers or Finders.  Except as set forth in Section 5.5 of the Parent Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any Affiliate of Parent who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of this Agreement or the consummation of the Transactions, nor is there any basis for any such fee, commission or payment to be claimed by any Person against Parent or any Affiliate of Parent.

5.6           Availability of Funds.  As of the Closing Date, Parent shall have immediately available funds in cash or cash equivalents, which are sufficient to pay the Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to consummate the Transactions.

5.7           Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock or equity interest of Parent is necessary to approve this Agreement, the Ancillary Agreements to which Parent is a party or the Transactions.  The vote or consent of Parent, as the sole stockholder or interest-holder of the Merger Sub (which has been obtained), is the only vote or consent of the holders of any class or series of capital stock or equity interest of the Merger Sub necessary to approve and adopt this Agreement, the Ancillary Agreements to which the Merger Sub is a party and the Transactions.

ARTICLE 6
COVENANTS

6.1           Access and Investigation.  The Company shall, subject to restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or competitively sensitive information and any applicable confidentiality agreement with any Person, afford to Parent and its Representatives, during the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms hereof, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their respective books, records, Contracts, customers, suppliers, commercial payors and documents and shall furnish reasonably promptly to Parent and its Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its Subsidiaries as may be reasonably requested, from time to time, by or on behalf of Parent, including for the purpose of conducting an audit of the Company’s billing practices and HIPAA compliance procedures; provided, that nothing herein will obligate the Company or its Subsidiaries to (a) take any action that would unreasonably interrupt the normal course of the Business or unreasonably interfere with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties, or (b) violate any Law or the terms of any Contract to which the Company or any of its Subsidiaries is a party or to which any of their respective assets are subject.  Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or its Subsidiaries relating to individual performance or evaluation records, medical histories or other information the disclosure of which, in the Company’s good faith opinion, could subject the Company or its Subsidiaries to risk of Liability.  Each of Parent and the Merger Sub agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.1 for any purpose unrelated to the consummation of the Transactions.  All information obtained pursuant to this Section 6.1 shall continue to be governed by the Confidentiality Agreement.

6.2           Operation of the Business Pending the Merger.  During the period from the date of this Agreement until the Effective Time, except as contemplated by this Agreement, as set forth in Section 6.2 of the Company Disclosure Schedule or as required by Law, or unless Parent shall otherwise agree in writing, the Company will, and will cause its Subsidiaries to, conduct the Business only in the ordinary course, and use commercially reasonable efforts to preserve and protect its business organization, assets (except for inventory and other assets sold in the ordinary course of business), employment relationships, and relationships with customers, suppliers, distributors, landlords and other Persons with which it has significant business relations.  Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 6.2 of the Company Disclosure Schedule or as required by Law, the Company will not, and will not permit its Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)           amend or otherwise change the Company Charter Documents or the Subsidiary Organizational Documents;

(b)           issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests;

(c)           (i) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (ii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iii) split, combine, subdivide or reclassify any shares of its capital stock; or (iv) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(d)           accelerate the collection of any accounts receivable, or write-off any accounts receivable or notes receivable for a principal amount in excess of $200,000 in the aggregate, other than in the ordinary course of business;

(e)           delay or postpone the payment of accounts payable and other Liabilities, other than in the ordinary course of business;

(f)            close any existing CBM Bases set forth on Exhibit F hereto, or launch any new CBM Base operations not otherwise set forth on Exhibit F hereto;

(g)           enter into or amend any capital or operating lease with regards to any existing or new aircraft, other than any aircraft capital or operating lease which is due to terminate or otherwise expire prior to the Closing Date (each an “Expiring Aircraft Lease”), in which case Parent and the Company shall work together in good faith to cause the Company to enter into a new aircraft capital or operating lease, or amend such existing aircraft lease, in each case, on terms mutually acceptable to the parties, provided, that if the parties are unable to reach agreement the Company shall be permitted to enter into a new aircraft capital or operating lease, or amend such existing aircraft lease, with respect to any Expiring Aircraft Lease on market terms then available to the Company;

(h)           take any action which may result in a violation of, or in the noncompliance with, any Aviation Authorization, applicable Laws, manufacturer’s requirements or recommendations, or any Material Contract, which in any case may have a Material Adverse Effect;

(i)            incur or guarantee any long-term Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, in each case, other than (i) the incurrence of Indebtedness for borrowed money under existing credit facilities of the Company made in the ordinary course of business consistent with past practice, (ii) extensions of Indebtedness outstanding under existing credit facilities of the Company listed on Schedule 3.14 to the Company Disclosure Schedule, (iii) any letter of credit, capitalized lease or performance bond entered into or issued in the ordinary course of business consistent with past practice, or (iv) as shall be necessary to fund the Company Transaction Expenses;

(j)             impose any new Encumbrance upon any assets of the Company or any Subsidiary, tangible or intangible, other than Permitted Encumbrances;

(k)           sell, lease, transfer or dispose of any assets, rights or properties (including Intellectual Property Rights) material to the Company or its Subsidiaries, except in the ordinary course of business;

(l)            acquire (by merger, consolidation or acquisition of stock or assets) or sell (by merger, consolidation or sale of stock or assets) any Person or any assets, in each case, which are material to the Company or its Subsidiaries, other than purchases and sales of inventory and other assets in the ordinary course of business consistent with past practice;

(m)           other than in the ordinary course of business, (i) terminate, cancel or amend in any material respect any Material Contract or (ii) enter into any Contract that would constitute a Material Contract had such Contract been in effect on the date hereof;

(n)           make any new material capital expenditure or commitment therefor other than (i) pursuant to existing commitments or business plans not to exceed $150,000 or (ii) new capital projects that do not, in the aggregate, represent commitments in excess of $150,000;

(o)           except in the ordinary course of business and consistent with past practice, or as required by applicable Law, materially increase the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate;

(p)           make, revoke or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax Claim or surrender any right to claim a refund of Taxes or obtain any Tax ruling, or waive or extend the statute of limitations in respect of any material Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(q)           make any changes in accounting methods or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(r)           except in the ordinary course of business, cancel, terminate or take any action that would reasonably be expected to cause the cancelling or termination of any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payee, including the non-payment of premiums that are due and payable; or

(s)           agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained herein shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing Date.  Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision of the operation of the Business in the ordinary course of business.

6.3           Consents and Filings; Reasonable Efforts.  Subject to the other provisions in this Agreement, each party hereto shall each use its commercially reasonable efforts to perform its respective obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Transactions to be carried out promptly in accordance with the terms hereof.  Without limiting the generality of the foregoing, within five (5) Business Days after the date of this Agreement, the Company and Parent shall each file notifications under the HSR Act in connection with this Agreement and the Merger (and make any required filings with any applicable foreign antitrust authorities) and respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other Governmental Authority for additional information or documentation.  The fees required in connection with any filing required under the HSR Act shall be borne equally between Parent and the Company.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and to obtain satisfaction of the conditions precedent to the consummation of the Transactions (but in no event shall a party be required to waive any condition precedent to the Closing), including (a) obtaining all of the necessary actions or nonactions, waivers, consents and approvals from any Governmental Authority and the making of all filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authority, (b) obtaining the necessary consents from third parties, (c) the defending of any Proceedings, whether contemplated hereby, including seeking to have any stay or temporary restraining Governmental Order vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the Transactions, and to fully carry out the purpose of, this Agreement.  The Company and Parent will supply to each other copies of all correspondence, filings or communications, including file memoranda evidencing telephonic conferences, by such party or its Affiliates with any Governmental Authority or members of its staff, with respect to the Transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same.

6.4           Notification.  The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Authority or Aviation Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (c) the existence of any event or circumstance that could reasonably be expected to result in any condition to the obligations of the other parties to effect the Transactions not to be satisfied, (d) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which could reasonably be expected to result in any condition to the obligations of the other parties to effect the Transactions or (e) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or the Principal Shareholder contained in this Agreement to be untrue or inaccurate at the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not (x) limit or otherwise affect any remedies available to Parent or (y) constitute an acknowledgment or admission of a breach of this Agreement; provided, further, that the Company’s unintentional failure to give notice under this Section 6.4 shall not be deemed a covenant breach, but if such breach remains uncured as of the Closing, shall constitute only a breach of the underlying representation or warranty, or covenant, condition or agreement, as the case may be. No disclosure by the Company or the Principal Shareholder pursuant to this Section 6.4, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.5           No Solicitation.

(a)           The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, consultants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal.  The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly:

(i)            solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries, proposals or offers with respect to, or that constitute, or that may reasonably be expected to lead to, any Takeover Proposal;

(ii)            participate or engage in any discussions or negotiations with any third party regarding any Takeover Proposal;

(iii)           enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with this Section 6.5(a)); or

(iv)           release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights.

(b)           In addition to the other obligations of the Company set forth in this Section 6.5, the Company shall promptly advise Parent in writing if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts; provided, however, the Company shall have no obligation to provide such notification to the extent that such notification would violate any confidentiality obligations of the Company.

6.6           Confidentiality.  Each of Parent and the Merger Sub acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of that certain letter agreement dated as of July 23, 2010 between Parent and Bank of America Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Confidentiality Agreement”), the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect.  The existence of this Agreement and the other Ancillary Agreements and the terms hereof (including the exhibits and schedules appended hereto) will be deemed “Evaluation Material” for purposes of the Confidentiality Agreement.

6.7           Shareholder Materials.  As soon as reasonably practicable after the execution of this Agreement, the Company will deliver to all Shareholders entitled to receive such under the DGCL an information statement, the form of written consent required pursuant to other provisions of this Agreement and all information that may be required to be given to the Shareholders pursuant to the DGCL in connection with the Merger, including (a) the notice required by Section 228 of the DGCL in relation to the approval of this Agreement by the Shareholders by written consent and (b) the notice required by the first sentence of Section 262(d)(2) of the DGCL (the “Shareholder Materials”).  Prior to the delivery of the Shareholder Materials, the Company will have given Parent and its counsel a reasonable opportunity to review and comment on reasonably final drafts of the Shareholder Materials.  The Shareholder Materials will include the Company Board Recommendation.  The Board of Directors of the Company shall not withdraw, alter, modify, change or revoke its approval of this Agreement, the Merger and the transactions contemplated hereby nor its recommendation to the Shareholders to vote in favor of this Agreement, and the Transactions.  The Principal Shareholder hereby covenants and agrees that it shall, and shall cause its Affiliates which are Shareholders to, execute the written consent to approve the Merger.

6.8           Indemnification of Directors and Officers of the Company.

(a)           Prior to the Effective Time, the Company shall purchase a prepaid six-year “tail” policy to provide extended coverage on the directors’ and officers’ insurance policies maintained by the Company and its Subsidiaries which “tail” policy shall provide indemnification coverage for current and former directors, officers, employees and agents of the Company and its Subsidiaries on terms no less favorable than the terms under the directors’ and officers’ insurance policies of the Company and its Subsidiaries in place immediately prior to the Effective Time.  The cost of the foregoing “tail” policy shall be borne equally by Parent and the Company, with the Company’s share of the policy constituting Company Transaction Expenses.

(b)           The Persons to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8.  The provisions of this Section 6.8 are intended to be for the benefit of each such Person and his or her heirs.

6.9           Employee Benefits.

(a)           The Company and any Subsidiary shall cause each of its employees to be reasonably available for interviews and meetings with management of the Parent after the date hereof and prior to the Effective Time.  In connection with such interviews and meetings, Parent shall have the right to conduct and complete, to Parent’s satisfaction, background checks (including civil and criminal public records), reference procedures, and educational and employment verifications, with respect to any current employee.  In this regard, the Company and any Subsidiary shall use commercially reasonable efforts to execute and deliver to Parent such consents and other forms, and provide Parent with such other information, as may be reasonably requested by Parent in order for it to lawfully conduct such background checks, reference procedures, and educational and employment verifications.  The Company and any Subsidiary shall exercise their commercially reasonable efforts to have each of its employees provide any of the foregoing information.  The management of the Company and each Subsidiary shall use commercially reasonable efforts to cause their respective employees, to cooperate fully with Parent and its Representatives, in connection with Parent’s due diligence activities referred to in this Section.

(b)           At least five (5) days prior to the Closing, Parent shall deliver to the Company a listing of those individuals that it does not wish to employ post-Closing (the “Non-Continuing Employees”). Prior to the Effective Time, the Company will provide notice of termination of employment to each such Non-Continuing Employee, and, unless instructed otherwise by Parent in writing, provide notice of termination of the consulting relationship to each of the Company’s consultants.

(c)           Parent shall cause the employees of the Company and its Subsidiaries who continue in employment with the Surviving Corporation and its Subsidiaries to receive full credit for their years of service with the Company and its Subsidiaries (and with any predecessor, to the extent such service was previously credited under the Company Plans by the Company and its Subsidiaries) under all employee benefit plans, programs, policies and arrangements made available to such employees on and after the Effective Time by Parent, the Surviving Corporation, its Subsidiaries or any of their respective Affiliates for purposes of satisfying any waiting period, eligibility, participation, and vesting requirements and for benefit accrual purposes solely with respect to severance benefits and vacation, sick leave, paid-time off accrual and any allocation requirements for employer contributions under any defined contribution retirement plan for the plan year in which the Closing occurs; provided that such credit shall not result in duplication of benefits and such credit shall not apply to equity awards, if any, granted to such continuing employees.  Parent also agrees to take commercially reasonable efforts to ensure that continuing employees (and, as applicable their dependents) receive credit for any co-payments, co-insurance, deductibles and out-of-pocket expenses incurred under any Company Plan that constitutes a group health plan (as defined in Section 4980B of the Code) for purposes of satisfying any co-payment, co-insurance, deductible and out-of-pocket expense limits or requirements under the group health plans made available to such employees on and after the Effective Time by Parent, the Surviving Corporation, its Subsidiaries or any of their respective Affiliates as if such amounts had been paid under such plans.

(d)           Parent shall cause the Surviving Corporation and its Subsidiaries to recognize and honor all unused paid time off accrued by employees of the Company and its Subsidiaries as of the Effective Time to the extent such paid time off is accurately accrued and reflected in the Financial Statements.

(e)           Nothing in the Agreement shall create any obligation on the part of Parent to continue the employment of any employee for any period following the Closing Date, nor does anything in this Agreement create any obligation on the part of Parent to maintain any particular benefit plan, program or arrangement post-Closing.  Notwithstanding the foregoing, Parent shall be responsible for any and all costs including, without limitation, any severance, any earned but unpaid bonus, any accrued but unused vacation time and any accrued but unused paid time off, incurred by the Company, the Surviving Corporation or any of their respective Subsidiaries in connection with the termination of any employee of the Company, the Surviving Corporation or any of their respective Subsidiaries in connection with the consummation of the Transactions or after the Closing Date other than the Change of Control Payments and the Excluded Assets and Liabilities which shall be the responsibility of the Shareholders.

6.10         Tax Matters.

(a)           The Shareholder Representative shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company or the Surviving Corporation, as applicable, and their Subsidiaries for all Tax periods ending on or prior to the Closing Date which are originally due on or before the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with the Company’s or the Subsidiary’s past practices, in each case, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines, or similar amounts and only to the extent permitted by applicable Law.  Such Tax Returns shall be provided to Parent for its review and comment as soon as reasonably practicable and not later than fifteen (15) days prior to the due date for filing such Tax Returns (including extensions), and Parent shall be entitled to propose in writing to the Shareholder Representative any reasonable changes to such Tax Returns within five (5) days following the delivery to it of such Tax Returns.  The Shareholder Representative shall consider in good faith the comments of Parent with respect to such Tax Returns prior to filing.  Parent and the Surviving Corporation shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company or the Surviving Corporation, as applicable, and their Subsidiaries (i) for all Tax periods ending on or prior to the Closing Date which are due after the Closing Date (“Pre-Closing Periods”) and (ii) for all Tax periods which begin on or before the Closing Date and end after the Closing Date (“Straddle Periods”).  Such Tax Returns shall be prepared in a manner consistent with the Company’s or the Subsidiary’s past practices, in each case, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines, or similar amounts and only to the extent permitted by applicable Law.  Such Tax Returns shall be provided to the Shareholder Representative for its review and comment as soon as reasonably practicable and not later than fifteen (15) days (or, in the case of income Tax Returns, thirty (30) days) prior to the due date for filing such Tax Returns (including extensions), and the Shareholder Representative shall be entitled to propose to Parent and the Surviving Corporation any reasonable changes to such Tax Returns.  The Shareholder Representative shall provide Parent and the Surviving Corporation with a written description of the items, if any, in such Tax Returns that it intends to dispute within five (5) days (or, in the case of income Tax Returns, fifteen (15) days) following the delivery to it of such Tax Returns.  If the Shareholder Representative does not deliver to Parent or the Surviving Corporation its dispute (described in the previous sentence) within such five (5) day (or, in the case of income Tax Returns, fifteen (15) day) period, then the relevant Tax Return shall be deemed to be finally determined and Parent or the Surviving Corporation shall be entitled to file such Tax Return.  If the Shareholder Representative does deliver its dispute to Parent or the Surviving Corporation within the requisite time period, the Shareholder Representative, Parent and the Surviving Corporation agree to consult and to resolve in good faith any issue arising as a result of the review of such Tax Returns and to mutually consent to the filing of such Tax Returns as promptly as possible.  In the event the parties are unable to resolve any dispute within five (5) days following the delivery of any intention to dispute by the Shareholder Representative to Parent or the Surviving Corporation, the Shareholder Representative, on one hand, and Parent and the Surviving Corporation, on the other hand, shall jointly request the CPA Firm to resolve any issue in dispute at least two (2) days (or, in the case of income Tax Returns, five (5) days) before the due date of such Tax Return, in order that such Tax Return may be timely filed.  The Shareholders, on one hand, and Parent and the Surviving Corporation, on the other hand, shall each pay one-half of the CPA Firm’s fees and expenses, and the determination of the CPA Firm shall be binding on all parties.

(b)           Within five (5) days of the receipt of written demand from the Parent, the Surviving Corporation or any of its Subsidiaries, the Shareholders shall reimburse the demanding party for all Taxes of the Company and its Subsidiaries for any period ending prior to the Closing Date and for their portion (as determined under Section 6.10(c)) of all Taxes of the Company and each of its Subsidiaries for any Straddle Period, without duplication of any amount of such Taxes that are taken into account as liabilities on the Adjustment Amount Statement,   The Surviving Corporation shall be responsible for all Taxes of the Surviving Corporation and its Subsidiaries for any period beginning on or after the Closing Date and for its portion (as determined under Section 6.10(c)) of all Taxes of the Surviving Corporation and its Subsidiaries for any Straddle Period.  Any amounts paid by the Shareholders to the Surviving Corporation or any of its Subsidiaries under this Section 6.10(b) shall be treated as an adjustment to the Merger Consideration unless otherwise required by Law.

(c)           The Taxes of the Company and each of its Subsidiaries attributable to any Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of the Shareholders, and the portion of the Straddle Period that begins on the day after the Closing Date and ends on the last day of the Straddle Period (the “Post-Closing Straddle Period”), which portion shall be the responsibility of the Surviving Corporation.  In the case of income Taxes, sales and use Taxes, and Taxes based on gross or net receipts or payments, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount that would be payable if the Straddle Period ended on the last day of the Pre-Closing Straddle Period by means of closing the books and records of the Company and each of its Subsidiaries as of the last day of the Pre-Closing Straddle Period, provided that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period.  In the case of Taxes not described in the immediately preceding sentence, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount of Tax for the entire Straddle Period multiplied by the ratio of the number of days during the Pre-Closing Straddle Period to the number of days during the entire Straddle Period.  Notwithstanding the foregoing, any penalty, interest, or addition to Tax shall be allocated to the party that bears the liability for the Tax to which such penalty, interest, or addition to Tax relates, regardless of when such penalty, interest, or addition to Tax is assessed.

(d)           Each of Parent, the Surviving Corporation and the Shareholder Representative shall cooperate fully, as and to the extent reasonably requested by any other party hereto, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any Proceeding with respect to Taxes of the Company or any of its Subsidiaries.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to the preparation of any Tax Return or to any such audit, litigation, or other proceeding with respect to Taxes of the Company or any of its Subsidiaries.  Parent and the Surviving Corporation agree (i) to retain all books and records in their possession with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extension thereof) of the applicable Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the Shareholder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Shareholder Representative so requests, Parent and the Surviving Corporation shall allow the Shareholder Representative to take possession of such books and records. The Shareholder Representative shall provide Parent, and Parent shall provide Shareholder Representative, with the information that each is respectively required to report under Section 6043A of the Code.

(e)           Parent and the Surviving Corporation shall not amend any Tax Returns of the Company or its Subsidiaries for Tax periods (or portions thereof) ending on or prior to the Closing Date, or file a claim for refund of Taxes attributable to a Tax period (or a portion thereof) ending on or prior to the Closing Date, that in either case would increase the Tax Liability of any Shareholder, without the Shareholder Representative’s written consent, which consent may not be unreasonably withheld, conditioned or delayed.

(f)           Following the Closing Date, if a Tax Claim is initiated by any Governmental Authority with respect to Taxes of the Company or its Subsidiaries for which a Parent Indemnified Party may be entitled to indemnification under Section 9.1, Parent shall promptly notify the Shareholder Representative of such Tax Claim, stating the nature and basis of such Tax Claim and the amount thereof, to the extent known. No failure or delay of Parent in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Shareholders under this Agreement, except to the extent that such failure precludes the Surviving Corporation or its Subsidiaries from defending against any Tax claim that the Shareholders are obligated to pay hereunder.  Notwithstanding Sections 9.3 and 9.4, for all Tax Claims that relate to a Straddle Period or a Pre-Closing Period, the Shareholder Representative will have the right, at its option and at its cost and expense, to participate with representatives of its own choosing in all stages of such Tax Claim, however, Parent and the Surviving Corporation shall control the conduct of all stages of such Tax Claim.  Parent and the Surviving Corporation shall not, and shall not permit any of their Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Tax Claim for which a Parent Indemnified Party may be entitled to indemnification under Section 9.1 without the express written consent of the Shareholder Representative (not to be withheld, delayed or conditioned unreasonably).

(g)           Except as set forth in Section 6.10(g) of the Company Disclosure Schedule, all Tax allocation, Tax sharing, Tax indemnity or similar agreements between the Company or any of its Subsidiaries and any other Person shall be terminated with respect to the Company and each of its Subsidiaries prior to the Closing Date.  After the Closing Date neither the Surviving Corporation nor any of its Subsidiaries shall be bound by or have any further Liability or obligation under any such agreement.

(h)           The parties hereto agree to treat the transactions contemplated by this Agreement as a taxable purchase and sale of the stock of the Company for all U.S. federal and, where possible, applicable state income Tax purposes, to report the transactions as such for all such Tax purposes, and to take no action inconsistent with such treatment.

(i)            All transfer, documentary, sales, use, registration, value-added, stamp duty, filing recordation and other similar Taxes and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”) incurred in connection with the transactions expressly contemplated hereby shall be borne equally by Parent and the Shareholders.  The Company has no actual knowledge of any such Transfer Taxes that will likely be incurred in connection with the transactions expressly contemplated hereby.

6.11         Excluded Assets and Liabilities.

(a)           The assets, liabilities and expenses of the Company and its Subsidiaries set forth on Section 6.11 of the Company Disclosure Schedule shall be referenced herein as the “Excluded Assets and Liabilities.”  On or prior to the Effective Time, the Company shall cause the Excluded Assets and Liabilities to be assigned and assumed in their entirety by a newly formed entity controlled by the Principal Shareholder; provided, however, the Company may, in lieu of such assignment and assumption, cause any of the liabilities or expenses which constitute part of the Excluded Assets and Liabilities to be paid in full and retired as of or prior to the Effective Time.  Subject to the provisions of Article 9, from and after the Closing, each Shareholder shall severally, solely to the extent of such Shareholder’s Pro Rata Share, and not jointly, indemnify and hold harmless the Parent Indemnified Parties from and against any and all Losses incurred or suffered by the Parent Indemnified Parties arising out of, relating to or resulting from the Excluded Assets and Liabilities.

(b)           The Surviving Corporation and the Parent may elect to lease certain of the Excluded Assets and Liabilities from the newly formed entity controlled by the Principal Shareholder for a period of time after Closing.  Parent, the Principal Shareholder and the Company shall work together in good faith to agree to terms mutually acceptable to the parties to lease certain of the Excluded Assets and Liabilities after Closing.

6.12         Payment of Indebtedness by Related Parties.  Except as expressly provided in this Agreement, the Company will cause all indebtedness owed to the Company or any Subsidiary by any Shareholder or director, officer, employee or Affiliate of the Company or any Subsidiary to be paid in full prior to Closing.  The Shareholders shall be liable for any Tax liabilities resulting therefrom.  The Company shall provide to Parent, prior to Closing, evidence of such payment to the reasonable satisfaction of Parent.

6.13         No Transfer.  The Principal Shareholder shall not sell, transfer, assign or hypothecate the shares of Company Stock held by it (except to Parent pursuant to the terms hereof) without the prior written consent of Parent.

6.14         Environmental Inspection.  The Company hereby consents to Parent conducting, upon reasonable advance notice to the Company, at Parent’s sole risk and expense, on-site inspections and a Phase One and Phase Two Environmental Assessment (an “Environmental Assessment”) of the Real Property listed on Section 6.14 to the Company Disclosure Schedule.  Parent shall not conduct any sampling activities without prior notice and consent of the Company, which consent shall not be unreasonably withheld.  In connection with any Environmental Assessment, Parent agrees not to interfere with the normal operation of the Company and agrees to comply with all requirements and safety policies of the Company.  If Parent or its agents prepares an Environmental Assessment, Parent will promptly furnish a copy thereof to the Company.  The Parties shall execute a “common undertaking” letter regarding the confidentiality of environmental assessments where appropriate.  In connection with the granting of such access, Parent represents that it is adequately insured and, except to the extent caused by the Company’s willful misconduct, Parent waives, releases and agrees to defend and indemnify the Company and its directors, officers, managers, members, employees, affiliates, agents and representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Parent hereunder or the activities of Parent.  This waiver, release and indemnity by Parent shall survive termination of this Agreement.  Except as set forth in this Section 6.14, none of Parent, the Merger Sub or any of their respective Representatives shall perform any on-site environmental investigation or study without the Company’s prior written consent.

6.15         Lease Renewals, Buyouts, Aircraft Repairs and Other Matters.  The parties will, in good faith and pursuant to terms and conditions mutually acceptable to the parties, develop a plan to address: (i) the renewal of any aircraft lease due to expire prior to the Closing, (ii) the exercise of any right to purchase, or buy-out, any aircraft underlying any aircraft lease of the Company or any of its Subsidiaries, (iii) the repair of any aircraft prior to the Closing; and (iv) any matters addressed on Schedule 6.15.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

7.1           Conditions to the Obligation of Parent and the Merger Sub.  The obligations of Parent and the Merger Sub to consummate the Transactions is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Parent and the Merger Sub, in whole or in part, but only in a writing signed by Parent):

(a)           Accuracy of Representation and Warranties.  The representations and warranties of the Company set forth in Article 3 and the Principal Shareholder set forth in Article 4 of this Agreement (i) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same force and effect as though such representations and warranties had been made on and as of the Effective Time and (ii) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, other than, in each case, representations and warranties that speak as of a specific date which need only be true and correct or true and correct in all material respects, as the case may be, as of such specific date;

(b)           Performance of Covenants.  All of the covenants and obligations that the Company is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects;

(c)           No Action.  No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority, nor shall any Proceeding be pending or threatened at what would otherwise be the Closing Date, which prohibits or restricts or, (if successful) would prohibit the Transactions;

(d)           Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

(e)           Financial Results for March 31, 2011.  The Company shall have delivered to Parent the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended March 31, 2011 and, based on the information set forth in such audited financial statements, the Company and its Subsidiaries shall have (i) EBITDA of at least $22,385,000 for the twelve month period ended March 31, 2011 and (ii) Tangible Assets of at least $96,755,000 as of March 31, 2011;

(f)           Termination of Agreements.  The Company, the Shareholders, and the Principal Shareholder shall have terminated each of those agreements listed in Section 7.1(f) of the Company Disclosure Schedule and each such agreement shall be of no further force and effect;

(g)           Third Party Consents.  The Company shall have obtained and delivered to Parent the third party consents listed on Section 7.1(g) of the Company Disclosure Schedule;

(h)           Deliveries.  The Company will have made or caused to be made each of the following deliveries:

(i)             the Certificate of Merger, signed on behalf of the Company, in accordance with the DGCL and in form reasonably satisfactory to Parent;

(ii)            a certificate, dated as of the Closing Date, executed by the Chief Executive Officer or Chief Financial Officer of the Company for and on the Company’s behalf, confirming the satisfaction of the conditions specified in Sections 7.1(a) and 7.1(b) (the “Company Closing Certificate”);

(iii)           a certificate, dated as of the Closing Date, executed by the Secretary of the Company and in form and substance reasonably satisfactory to Parent, certifying (i) as to the authority and incumbency of persons acting on behalf of the Company in connection with the execution and delivery of this Agreement and any Ancillary Agreement executed and delivered by the Company, (ii) the resolutions of the board of directors of the Company, authorizing the execution, delivery and performance of this Agreement and all other Ancillary Agreements required to be executed and delivered hereunder by the Company, (iii) the resolutions of the board of directors of the Company terminating all Company Option Plans, and (iv) that the Shareholders holding a majority of the issued and outstanding Company Stock have approved this Agreement, the Certificate of Merger, the Merger and the transactions contemplated hereby;

(iv)           good standing certificates dated within five (5) days of the Effective Time for the Company and each Subsidiary issued from their respective jurisdiction of incorporation or formation, as applicable, and in each jurisdiction in which the Company is qualified to do business as a foreign corporation;

(v)            written resignations of all officers and directors of the Company and each Subsidiary effective as of the Effective Time;

(vi)           evidence reasonably satisfactory to Parent that all Encumbrances and/or security interests evidenced by financing statements currently of record to perfect a security interest in the assets of the Company or an Subsidiary in accordance with the Uniform Commercial Code, or duly recorded on title certificates of the Company or any Subsidiary’s assets pursuant to regulations of the FAA, or any interests recorded in favor of any third party at the International Registry of the Cape Town Convention, shall be released as of the Effective Time; and

(vii)          the Estimated Closing Balance Sheet and the Estimated Net Working Capital shall be delivered to Parent at least two (2) Business Days prior to the Closing Date.

(i)            Certificate of the Principal Shareholder.  Parent shall have received a certificate from the Principal Shareholder, validly executed by the Principal Shareholder, to the effect that, as of the Closing the conditions set forth in Section 7.1(a) (to the extent relating to the representations, warranties and covenants of the Principal Shareholder) have been satisfied;

(j)             Non-Competition and Non-Solicitation Agreement.  The Shareholder Representative shall have executed and delivered a non-competition and non-solicitation agreement in the form attached hereto as Exhibit E (the “Non-Competition Agreement”);

(k)            Escrow Agreement.  The Shareholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(l)            Ancillary Agreements.  Each of the Ancillary Agreements shall have been executed and delivered by each of the other parties thereto;

(m)           Material Adverse Effect.  There shall not have occurred any event or condition of any character that has had or would be reasonably likely to have a Material Adverse Effect since the date of this Agreement;

(n)           Unanimous Board Approval.  This Agreement shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been altered, modified, changed or revoked;

(o)           Shareholder Approval.  Shareholders holding a majority of the issued and outstanding Company Stock shall have approved this Agreement, the Certificate of Merger, the Merger and the transactions contemplated hereby and thereby, including the appointment of the Shareholder Representative; and

(p)           FIRPTA Statement.  The Company shall have delivered to Parent (i) a statement dated not more than thirty (30) days prior to the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations Section 1.897-2(g)(1)(ii) stating that its outstanding capital stock is not a U.S. real property interest (a “FIRPTA statement”) and (ii) proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Neither Parent nor the Merger Sub may rely on the failure of any condition set forth in this Section 7.1 to be satisfied if such failure was caused by either Parent’s or the Merger Sub’s failure to act in good faith or to perform its obligations contained herein to cause the satisfaction of such conditions and to consummate the transactions contemplated by this Agreement

7.2           Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Transactions is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Company, in whole or in part, but only in a writing signed by the Company):

(a)           Accuracy of Representation and Warranties.  The representations and warranties of Parent set forth in Article 5 of this Agreement (i) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same force and effect as though such representations and warranties had been made on and as of the Effective Time and (ii) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, other than, in each case, representations and warranties that speak as of a specific date which need only be true and correct or true and correct in all material respects, as the case may be, as of such specific date;

(b)           Performance of Covenants.  All of the covenants and obligations that Parent or the Merger Sub are required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c)           No Action.  No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority, nor shall any Proceeding be pending or threatened at what would otherwise be the Closing Date, which prohibits or restricts or, (if successful) would prohibit the Transactions;

(d)           Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

(e)           Officer’s Certificate.  Parent must have delivered to the Company a certificate, dated as of the Closing Date, executed by the Secretary or other appropriate officer of Parent confirming the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b);

(f)            Closing Payments.  Parent shall have (i) deposited the Closing Merger Consideration and the Shareholder Representative Fund Amount with the Shareholder Representative, (ii) deposited the Escrow Amount with the Escrow Agent, and (iii) paid to the applicable Representatives of the Company the applicable amounts set forth in the Transaction Expenses List;

(g)           Escrow Agreement.  Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

(h)           Ancillary Agreements.  Each of the Ancillary Agreements shall have been executed and delivered by each of the other parties thereto.

The Company may not rely on the failure of any condition set forth in this Section 7.2 to be satisfied if such failure was caused by the Company’s or any Shareholder’s failure to act in good faith or to perform its obligations contained herein to cause the satisfaction of such conditions and to consummate the transactions contemplated by this Agreement.

ARTICLE 8
TERMINATION

8.1           Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)           by mutual consent of Parent and the Company;

(b)           by Parent, if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.1(a) or Section 7.1(b), and (ii) is incapable of being cured or is not cured by the Company within fifteen (15) days following receipt of written notice from Parent of such breach or failure; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to Parent if either Parent or the Merger Sub is then in breach or has failed to perform any their respective representations, warranties, covenants or other agreements hereunder that would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2;

(c)           by the Company, if Parent or the Merger Sub shall have materially breached or failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (ii) is incapable of being cured or is not cured by Parent or the Merger Sub within fifteen (15) days following receipt of written notice from the Company of such breach or failure; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company if the Company is then in breach or has failed to perform any of its representations, warranties, covenants or other agreements hereunder that would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.1;

(d)           by Parent, if the Closing has not occurred on or before the Closing Date Deadline; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d) will not be available if the failure of Parent or the Merger Sub to fulfill any of their respective covenants or obligations under this Agreement caused the failure of the Closing to occur on or before the Closing Date Deadline;

(e)           by the Company, if the Closing has not occurred on or before the Closing Date Deadline; provided, however, that the Company’s right to terminate this Agreement pursuant to this Section 8.1(e) will not be available if the failure of the Company to fulfill any of its covenants or obligations under this Agreement caused the failure of the Closing to occur on or before the Closing Date Deadline; and

(f)            by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Authority that would make consummation of the Closing illegal, or (iii) there shall be any pending Proceeding in which any Person is challenging or seeking to restrain or prohibit the consummation of the Merger or the Transactions.

In the event of termination by the Company or Parent pursuant to this Section 8.1 (other than Section 8.1(a)), the terminating party shall deliver prompt written notice thereof to the other parties, specifying the provision hereof pursuant to which such termination is made.

8.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement terminate, except that (a) the provisions of Section 6.6, this Section 8.2, Section 8.3 and Article 10 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

8.3           Disposition of Documents.  In the event of the termination of this Agreement by either the Company or Parent as provided in Section 8.1 hereof, each party, if so requested by the other party, will (a) return promptly every document (other than documents publicly available and other than one copy thereof to be retained by outside counsel for such party) furnished to it by the other party (or any Subsidiary, division, associate or Affiliate of such other party) in connection with the Transactions, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its Representatives and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (b) destroy such documents and cause its Representatives and such others to destroy such documents, and so certify such destruction to the other party.

ARTICLE 9
INDEMNIFICATION

9.1           Indemnification of Parent and the Surviving Corporation.  Subject to the limitations and other provisions of this Article 9, from and after the Closing, each Shareholder shall severally based on their Pro Rata Portion and not jointly indemnify and hold harmless Parent and the Surviving Corporation and each of their respective directors, officers, employees, agents, equity holders and Affiliates (collectively, the “Parent Indemnified Parties”) from and against any and all Losses incurred or suffered by the Parent Indemnified Parties arising out of, relating to or resulting from any of the following:

(a)           any inaccuracy in or breach of any representation or warranty of the Company set forth in Article 3 of this Agreement;

(b)           the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Company contained in this Agreement;

(c)           any Company Transaction Expenses, Equity Award Payments, Change of Control Payments or Indebtedness of the Company or its Subsidiaries as of the Effective Time not reflected in the calculation of the Closing Merger Consideration or the Merger Consideration Adjustment Amount;

(d)           the Excluded Assets and Liabilities;

(e)           any Dissenting Share Payments;

(f)            the Heli-One Agreements; or

(g)           any of the matters disclosed on Schedule 9.1(g) of the Company Disclosure Schedule.

9.2           Indemnification of the Principal Shareholder.  Subject to the limitations and other provisions of this Article 9, from and after the Closing, the Principal Shareholder shall indemnify and hold harmless the Parent Indemnified Parties from and against any and all Losses incurred or suffered by the Parent Indemnified Parties arising out of, relating to or resulting from any of the following:

(a)           any inaccuracy in or breach of any representation or warranty of the Principal Shareholder contained in Article 4 of this Agreement; or

(b)           the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Principal Shareholder contained in this Agreement.

9.3           Indemnification of the Shareholders.  Subject to the other provisions of this Article 9, from and after the Closing, the Shareholders, the Shareholder Representative and each of their respective directors, officers, employees, agents, equity holders and Affiliates (collectively, the “Shareholder Indemnified Parties”) shall be entitled to be indemnified and held harmless by Parent from and against any and all Losses incurred or suffered by the Shareholder Indemnified Parties arising out of, relating to or resulting from any of the following:

(a)           any inaccuracy in or breach of any representation or warranty of Parent or the Merger Sub contained in Article 5 of this Agreement; or

(b)           the nonfulfillment, nonperformance or other breach of any covenant or agreement of Parent or the Merger Sub contained in this Agreement.

9.4           Claim Procedure.

(a)           A party entitled to indemnification hereunder (the “Indemnified Party”) shall promptly give written notice (the “Claim Notice”) to the party obligated to provide indemnification hereunder (the “Indemnifying Party”) after (i) becoming aware of a Loss for which the Indemnified Party intends to seek indemnification, or (ii) receipt by the Indemnified Party of notice of any claim or the commencement of any Proceeding against it by a Person other than an Indemnified Party (a “Third Party Claim”) which may result in a Loss for which the Indemnified Party is entitled to indemnification hereunder.  The Claim Notice shall describe the Loss and/or the asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss and/or asserted Liability that has been or may be suffered by the Indemnified Party.  Except as provided in Section 9.5 below, the failure to provide a Claim Notice will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnifying Party’s failure to give such Claim Notice.

(b)           Within fifteen (15) days after receipt of a Claim Notice relating to a claim other than a Third Party Claim, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or (ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.  If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within fifteen (15) days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.10.

(c)           If any Parent Indemnified Party is the Indemnified Party with respect to any claim for indemnification pursuant to this Article 9, the parties will contemporaneously deliver to the Escrow Agent copies of each Claim Notice and Objection Notice in connection with such claim.

9.5           Third Party Claims.

(a)           Any Indemnifying Party will have the right to contest, and defend the Indemnified Party against, any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given a Claim Notice that, subject to the limits set forth in this Article 9, the Indemnifying Party will indemnify the Indemnified Party from and against the Losses the Indemnified Party may suffer with respect to the Third Party Claim.  Notwithstanding the foregoing, if a Third Party Claim concerns FAA matters or otherwise would cause the Surviving Corporation, Parent or any Subsidiary of Parent to cease operations for a period of time, then the Surviving Corporation as the Indemnified Party may defend against such Third Party Claim in any manner it reasonably may deem appropriate, including the consent to the entry of a settlement agreement without the prior written consent of the Indemnifying Party (the “Third-Party Claim Carve-Out”); provided, that the settlement agreement by its terms (i) obligates the Indemnified Party to pay the full amount of any Liability and Loss in connection with such Third Party Claim, and (ii) unconditionally releases the Indemnifying Party from any and all Liability in connection with such Third Party Claim.

(b)           Subject the Third-Party Claim Carve Out, so long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.5(a) above: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any Governmental Order or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, delayed or conditioned unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any Governmental Order or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, delayed or conditioned unreasonably).

(c)           In the event the Indemnifying Party does not conduct the defense in accordance with Section 9.5(a) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that (i) the Indemnifying Party may participate in such defense at its own expense, and (ii) the Indemnified Party will not consent to the entry of any Governmental Order or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, delayed or conditioned unreasonably).

9.6           Survival.

(a)           All representations and warranties contained in this Agreement and the Company Closing Certificate will expire eighteen (18) months following the Closing Date; provided, however that the Company Special Representations shall survive indefinitely, the representations and warranties contained in Section 3.15 (Tax Matters), Section 3.16 (Employee Benefit Matters) and Section 3.18 (Environmental Matters) shall expire on the date thirty (30) days following the expiration of the applicable statute of limitations and the representations and warranties contained in Section 3.21(b) (Governmental Authorizations) shall expire on the fifth anniversary of the Closing Date (collectively, the “Indemnification Period”).  No party shall have any Liability with respect to claims first asserted in connection with any representation or warranty after expiration of the applicable Indemnification Period.  The covenants and other obligations of the parties contained in this Agreement shall survive the Closing and shall continue in full force and effect after the Closing until they are otherwise terminated in accordance with their respective terms.

(b)           If an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable Indemnification Period, a Claim Notice based upon a breach of any such representation or warranty, then the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the Proceeding or written claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

9.7           Limitations on Liability.  Notwithstanding anything in this Agreement to the contrary or any right or remedy available under any Law:

(a)           The Parent Indemnified Parties shall not be entitled to indemnification pursuant to Section 9.1(a) or 9.2(a) unless the aggregate amount of Losses indemnifiable under Section 9.1(a) and 9.2(a) exceeds an amount equal to One Million Seven Hundred Thousand Dollars ($1,700,000) (the “Deductible Amount”) and, then, only to the extent of such excess; provided, that the foregoing limitation shall not be deemed to apply to any inaccuracy in or breach of any Company Special Representation, Section 3.15 (Tax Matters), Section 3.18 (Environmental Matters) and Section 3.21(d) (Governmental Authorizations) (collectively, the “Fundamental Representations”).  The Company Indemnified Parties shall not be entitled to indemnification pursuant to Section 9.3(a) unless the aggregate amount of Losses indemnifiable under Section 9.3(a) exceeds the Deductible Amount and, then, only to the extent of such excess.

(b)           Notwithstanding anything to the contrary contained elsewhere herein, the aggregate of any indemnification obligations pursuant to Section 9.1(a) and Section 9.2(a) shall not exceed the amount of the Escrow Fund and the sole recourse for the Parent Indemnified Parties to recover Losses for which they may be entitled under this Article 9 will be to set off, recover and retain such Losses from the Escrow Fund; provided, however, that the foregoing limitation shall not apply to any inaccuracy in or breach of any Company Special Representation, any Fundamental Representation or Section 3.16 (Employee Benefits); provided, further, that the aggregate indemnification obligations pursuant to Section 9.1(a) and Section 9.2(a) with respect to the Company Special Representations, the Fundamental Representations, Section 3.16 (Employee Benefits) and pursuant to Sections 9.1(b)-(g) and Section 9.2(b) shall not exceed the aggregate Merger Consideration paid to the Shareholders pursuant to the terms of this Agreement. Except in the case of indemnification obligations under Section 9.1(a) or Section 9.2(a) with respect to the Company Special Representations, the Fundamental Representations, Section 3.16 (Employee Benefits) and pursuant to Sections 9.1(b)-(g) and Section 9.2(b), no Shareholder shall have any Liability whatsoever to the Parent Indemnified Parties except to the extent of such Shareholder’s interest in the Escrow Fund.  In the case of indemnification obligations under Section 9.1(a) or Section 9.2(a) with respect to the Company Special Representations, the Fundamental Representations, Section 3.16 (Employee Benefits) and pursuant to Sections 9.1(b)-(g) and Section 9.2(b), no Shareholder shall have any Liability whatsoever to the Parent Indemnified Parties except to the extent of such Shareholder’s Pro Rata Share.  Notwithstanding anything to the contrary contained elsewhere herein, under no circumstances shall any Shareholder have Liability to the Parent Indemnified Parties in excess of such Shareholder’s Pro Rata Share.

(c)           IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY FOLLOWING THE CLOSING PURSUANT TO THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS, ANY MEASURE OF DAMAGES BASED ON DIMINUTION IN VALUE OR BASED ON ANY MULTIPLE OF EARNINGS OR EBITDA OR SIMILAR CONCEPT, PUNITIVE OR INDIRECT DAMAGES EXCEPT FOR ANY SUCH DAMAGES THAT ARE RECOVERED BY THIRD PERSONS IN CONNECTION WITH LOSSES INDEMNIFIED HEREUNDER.

(d)           No Indemnified Parties shall be entitled to indemnification for any Loss for which the Indemnified Parties have otherwise been fully compensated pursuant to the adjustments to the amount of the Merger Consideration, including the Merger Consideration Adjustment Amount.

(e)           For the purposes of this Article 9 only, solely when determining the amount of Losses suffered by an Indemnified Party as a result of any breach, inaccuracy or failure, any representation, warranty, covenant or agreement given or made by the Company or the Principal Shareholder that is qualified or limited in scope as to materiality, Material Adverse Effect (including the definition of Material Contracts) or Knowledge, such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

(f)           The Shareholders shall not have any right of contribution, indemnification or right of advancement from the Company, the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

9.8           Mitigation of Damages.  Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses, including by maintaining insurance coverage with respect to the Surviving Corporation.

9.9           Indemnification as Exclusive Remedy.  Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary or any right or remedy available under any Law, except for any specific additional remedies provided for in any Ancillary Agreement, in the case of fraud or intentional or willful breach of this Agreement, the indemnification provided in this Article 9 shall be the sole and exclusive post-Closing remedy available to the Parent Indemnified Parties with respect to matters of any kind or nature arising under this Agreement or any Ancillary Agreement or otherwise in connection with the Merger or the Transactions or relating to the Company’s and its Subsidiaries’ businesses, assets or ownership, operation, management, use or control of their respective facilities, and the Parent Indemnified Parties shall not pursue or seek to pursue any other remedy with respect to such matters.

9.10         Net Losses and Subrogation.  Notwithstanding anything contained herein to the contrary, the amount of any Losses for which an Indemnified Party may be entitled to indemnification under this Article 9 shall be reduced to the extent of (i) any insurance proceeds which the Indemnified Party or any of its Affiliates actually receive with respect to such Losses (including those from affiliated insurance companies), net of any identifiable increase in the annual insurance premium of said insurance policies for the subsequent five (5) year period directly resulting from the filing and collection of such insurance claim, and (ii) any Tax benefit actually realized by the Indemnified Party or any of its Affiliates prior to the indemnity payment net of any Tax detriment actually suffered by the Indemnified Party or any of its Affiliates (including loss of depreciable basis), in each case, arising from the facts or circumstances giving rise to such Losses and from any adjustment to the Merger Consideration on account of any indemnification under this Article 9.  If any such proceeds are received by an Indemnified Party or any of its Affiliates with respect to any Losses after payment has been made to the Indemnified Party with respect thereto, the Indemnified Party shall promptly pay back, or cause its appropriate Affiliates to pay back, the amount of such proceeds (up to the amount received by the Indemnified Party with respect to such Losses).  No Indemnified Party shall be obligated to make a claim for insurance recovery if there is a reasonable risk that such Indemnified Party will become uninsurable for any risks as a result of such claim.  The Shareholder Representative and the Shareholders waive any rights to claim subrogation to any rights of any and all Indemnified Parties.  Notwithstanding the foregoing or anything to the contrary contained herein, but subject to Section 9.8, in no event shall an Indemnified Party be required to pursue any insurer or other third party with indemnification obligations or any other person responsible therefor as a condition to an Indemnified Party’s right to receive its indemnification benefit under this Article 9.

9.11         Tax Treatment.  Indemnification payments made pursuant to this Article 9 shall be treated by the parties for Tax purposes as an adjustment to the Merger Consideration unless otherwise required by applicable Law.

ARTICLE 10
GENERAL PROVISIONS

10.1         Shareholder Representative.

(a)           By virtue of the Merger and without any further action on the part of the Shareholders other than the Company Shareholder Approval, from and after the Effective Time, the Shareholder Representative shall act as agent and attorney-in-fact on behalf of the Shareholders for purposes of (i) taking action or receiving notice pursuant to Article 9 and the Escrow Agreement, (ii) taking action or receiving notice in connection with the Merger Consideration Adjustment Amount pursuant to Section 2.6 and the Escrow Agreement, (iii) taking any and all actions and making any and all decisions required or permitted to be taken by the Shareholder Representative under this Agreement and the Escrow Agreement, and (iv) exercising such rights, power and authority as are incidental hereto (including the right, power and authority to retain attorneys, accountants and other advisors to assist it in the performance of its duties hereunder).  The Shareholder Representative shall have the ability and power to execute and deliver all instruments, certificates and other documents of every kind incident to the foregoing and all right, power and authority to act on behalf of the Shareholders in connection herewith.  Both Parent and the Surviving Corporation shall be entitled to deal exclusively with the Shareholder Representative on all matters relating to Section 2.6, Article 9 and the Escrow Agreement.  If the then-current Shareholder Representative shall resign its position or be unable to fulfill its responsibilities as agent of the Shareholders, then the Shareholders holding, immediately prior to the Closing, a majority of the Common Shares Outstanding shall select a successor shareholder representative.  Any such successor shall become the “Shareholder Representative” for purposes of this Agreement and the Escrow Agreement; and no such resignation of the then-current Shareholder Representative shall be effective as to the then-current Shareholder Representative until the new Shareholder Representative shall accept such appointment.

(b)           The Shareholder Representative will receive no compensation for services as the Shareholder Representative but shall be entitled to the payment of all of its reasonable and documented out-of-pocket expenses incurred (including the costs, expenses and disbursements incurred in connection with retaining outside counsel) in connection with the performance of its duties hereunder and pursuant to the Escrow Agreement.

(c)           Parent shall deliver, or cause to be delivered, to a bank designated by the Shareholder Representative, in cash, the sum of $150,000 (the “Shareholder Representative Fund Amount”), which shall be available from time to time to the Shareholder Representative solely in connection with the provisions of Section 10.1(b).  The Shareholder Representative shall maintain the Shareholder Representative Fund Amount in a segregated account.

(d)           From time to time after the Effective Time, the Shareholder Representative may distribute to the Shareholders, in accordance with Section 1.5 of this Agreement, such portion of such sum from the Shareholder Representative Fund Amount as the Shareholder Representative reasonably determines will not be needed for the payment of future costs and expenses.  Any portion of such sum remaining after the final resolution of all claims asserted against, or asserted by or on behalf of, the Shareholders hereunder or under the Escrow Agreement and the final distribution to the Shareholders of all monies that are or could be distributable to them hereunder or under the Escrow Agreement shall be distributed to the Shareholders in accordance with Section 1.5 of this Agreement.  All fees and expenses incurred by the Shareholder Representative in excess of the Shareholder Representative Fund Amount shall be paid from any funds otherwise due to the Shareholders (including from the Escrow Fund to the extent such amount is payable to the Shareholders in accordance with Section 2.1) in proportion to the conversion methodology set forth in Section 1.5 of this Agreement and if no funds are available from the Escrow Fund, then directly from the Shareholders in proportion to their Pro Rata Share.

(e)           Any indemnification payments owed to a Shareholder Indemnified Party pursuant to Article 9 will be effected by wire transfer of immediately available funds to an account designated by the Shareholder Representative.  All indemnification payments to be received by the Shareholder Indemnified Parties in accordance with Article 9 will be allocated among the Shareholders in proportion to the conversion methodology set forth in Section 1.5 of this Agreement.

(f)           A decision, act, consent or instruction of the Shareholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 10.3 and Section 10.4 hereof, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and Parent and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders.  Parent and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

10.2         Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

(a)	If to the Company before the Closing:

OF Air Holdings Corporation
c/o Wind Point Partners
676 N. Michigan Avenue
Suite 3700
Chicago, IL 60611
Attention:   Michael L. Nelson
Facsimile:   (312) 255-4820

With a copy to:

DLA Piper LLP (US)
203 N. LaSalle Street
Suite 1900
Chicago, IL 60601
Attention:   Brendan Head
Facsimile:   (312) 630-5359

(b)           If to Parent or the Merger Sub:

Air Methods Corporation
7301 South Peoria Street
Englewood, Colorado 80112
Attention:   Crystal Gordon
Facsimile:   (303) 790-4780

With a copy to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attention:   Peter Schwartz
Facsimile:   (303) 893-1379

(c)           If to the Shareholder Representative:

Wind Point Partners
676 N. Michigan Avenue
Suite 3700
Chicago, IL 60611
Attention:   Michael L. Nelson
Facsimile:   (312) 255-4820

With a copy to:

DLA Piper LLP (US)
203 N. LaSalle Street
Suite 1900
Chicago, IL 60601
Attention:   Brendan Head
Facsimile:   (312) 630-5359

10.3           Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.  For purposes of this Section 10.3, the Shareholders (including the Principal Shareholder) agree that any amendment of this Agreement signed by the Shareholder Representative is binding upon and effective against each Shareholder regardless of whether or not such Shareholder has in fact signed such amendment.

10.4           Waiver.  Except as otherwise provided in Article 9, the failure of a party at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. For purposes of this Section 10.4, the Shareholders (including the Principal Shareholder) agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.

10.5           Entire Agreement; No Third Party Beneficiaries.  Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed by all of the parties hereto.  This Agreement, the Confidentiality Agreement, the Ancillary Agreements, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.6           Assignment and Successors.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 10.6 shall be null and void.

10.7           Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

10.8           Interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

10.9           Governing Law.  The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.

10.10           Jurisdiction.  Except as specifically provided in Sections 2.6(d) and 6.10(a), the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or any federal court sitting in the State of Delaware) over any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts.  The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any Proceeding brought in such court or any claim that such Proceeding brought in such court has been brought in an inconvenient forum.  Each of the parties hereto agrees that a judgment in such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any Proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.2.  Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

10.11           Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

10.12           Expenses.  Except as otherwise expressly provided in this Agreement, the Shareholders shall pay all Expenses incurred on their or the Company’s behalf in connection with the Transactions, including the HSR filing fee payable in accordance with Section 6.3, and Parent shall pay all Expenses incurred on its or the Merger Sub’s behalf in connection with the Transactions.  As used herein “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of outside counsel, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the consummation of the Merger and the Transactions.  If this Agreement is terminated, the obligation of each party to pay its own Expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.  The parties agree that any Tax benefit arising from the payment of the Company Transaction Expenses shall be allocated to the Pre-Closing Periods for all Tax and financial reporting purposes.

10.13           Publicity.  Prior to the Effective Time, no public announcement or other publicity regarding the existence of this Agreement or any of the Ancillary Agreements or their contents or the Transactions shall be made by any party or any of their respective Affiliates or Representatives without the prior written agreement of the other parties as to form, content, timing and manner of distribution or publication.  Notwithstanding the foregoing, nothing in this Section 10.13 shall prevent any party or its Affiliates or any other Person from (a) making any public announcement or disclosure required by Law or the rules of any stock exchange, (b) disclosing this Agreement or any of the Ancillary Agreements or their contents or the Transactions to (i) current and future Representatives of such party and its Affiliates, and (ii) current and potential lenders to, investors in and purchasers of such party and its Affiliates,  or (c) enforcing its rights hereunder.

10.14           Materiality; Disclosure Schedules.  As used in this Agreement, unless the context would require otherwise, the terms “material” or “material to the Company” and the concept of the “material” nature of an effect upon the Company shall be measured relative to the Company and its Subsidiaries taken as a whole.  However, in an effort to achieve clarity and avoid any misunderstanding, there have been included in the Schedules (and may be included elsewhere in this Agreement) items which are not “material” within the meaning of the immediately preceding sentence, and such inclusion shall not be deemed to be an agreement or representation by the Company that such items are “material” or to further define the meaning of such term for purposes of this Agreement.  Disclosure of any item in the Company Disclosure Schedule shall be deemed to be a disclosure made with respect to each other Section in the Company Disclosure Schedule to which the relevance of such disclosure is readily apparent on its face.  Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in the Company Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not material for purposes of this Agreement.  Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement.

10.15           Disclaimer of Warranties.  Except for the representations and warranties expressly contained in this Agreement (which includes the Company Disclosure Schedule) and the Ancillary Agreements, neither the Company or the Principal Shareholder nor any other Person makes any express or implied representation or warranty on behalf of the Company or the Principal Shareholder.  The Company and the Principal Shareholder hereby disclaim any such other representation or warranty, whether by the Company, any of its Subsidiaries, the Principal Shareholder or any of their respective Representatives or any other Person, notwithstanding the delivery or disclosure to Parent, the Merger Sub or any other Person of any documentation or other written or oral information by the Company, any of its Subsidiaries, the Principal Shareholder or any of their respective Representatives or any other Person, and neither the Company or the Principal Shareholder nor any other Person will have or be subject to any liability or indemnification obligation to Parent, the Merger Sub or any other Person resulting from such delivery or disclosure, or Parent’s or the Merger Sub’s use, of any such documentation or other information (including any information, documents, projections, forecasts or other material made available to Parent or the Merger Sub in certain “data rooms”, management presentations or other written materials provided to Parent in connection with the Transactions).

10.16           Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  The term “including” means “including without limitation” and is intended by way of example and not limitation.  Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

10.17           Time is of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.18           Payments in United States Dollars.  Except as otherwise provided herein, (a) all references contained in this Agreement or in any Exhibit or Schedule referred to herein to dollars or “$” shall mean United States Dollars and (b) all payments pursuant hereto shall be made by wire transfer in United States Dollars in immediately available funds without any set-off, deduction or counterclaim whatsoever.

10.19           Waiver of Conflict.  Each party hereto acknowledges that DLA Piper LLP (US) (“DLA”), counsel for the Company, has in the past performed, is now performing and may continue to perform legal services for certain of the Shareholders and that, upon the Closing, DLA’s representation of the Company (but not such represented Shareholders) shall terminate. Accordingly, each party to this Agreement hereby acknowledges that DLA may continue to represent such represented Shareholders (and, if applicable, other Persons) in any and all matters whether or not related to this Agreement or the transactions contemplated hereby, including any matters that are or may become adverse to the interests of Parent, the Merger Sub or the Surviving Corporation and including claims arising under this Agreement. Effective upon the Closing, each of Parent, the Merger Sub and the Surviving Corporation, on its own behalf, hereby waives any actual or potential conflict of interest that exists or that may exist (including any conflict that exists or may arise by virtue of DLA’s possession of any information concerning the Surviving Corporation) as a result of DLA’s representation of such Shareholders or any other Person in any matter, including any matter that is or may become adverse to the interests of Parent, the Merger Sub or the Surviving Corporation, including any claims arising under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Parent”		“Company”

AIR METHODS CORPORATION, a Delaware corporation		OF AIR HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ Aaron D. Todd	By:	/s/ Thomas J. Leverton
Name:	Aaron D. Todd	Name:	Thomas J. Leverton
Title:	Chief Executive Officer	Title:	CEO

“Merger Sub”		“Principal Shareholder” and “Shareholder Representative”

AIR METHODS ACQUISITION SUB, INC., a Delaware corporation		WIND POINT PARTNERS V, L.P., a Delaware limited partnership

By:	/s/ Aaron D. Todd	By:	WIND POINT INVESTORS V, L.P., its general partner
Name:	Aaron D. Todd
Title:	President
		By:	WIND POINT ADVISORS, LLC, its general partner

		By:	/s/ Michael Nelson
		Name:	Michael Nelson
		Title:	Managing Director

		By:	/s/ Richard Kracum
		Name:	Richard Kracum
		Title:	Managing Director

[Signature Page for Agreement and Plan of Merger]

EXHIBIT A

Definitions

For the purposes of this Agreement:

“Adjustment Amount Statement” has the meaning set forth in Section 2.6(b).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Aggregate Preferred Stock Per Share Consideration” means, collectively, the Aggregate Senior Preferred Stock Per Share Consideration, the Aggregate Senior Series A Preferred Stock Per Share Consideration and the Aggregate Series A Preferred Stock Per Share Consideration.

“Aggregate Senior Preferred Stock Per Share Consideration” means the aggregate amount equal to (a) $1,000 multiplied by the number of shares of Senior Preferred Stock issued and outstanding as of the Effective Time, plus (b) all accrued but unpaid dividends allocated to the Senior Preferred Stock through the Effective Time.

“Aggregate Senior Series A Preferred Stock Per Share Consideration” means the aggregate amount equal to (a) $1,000 multiplied by the number of shares of Senior Series A Preferred Stock issued and outstanding as of the Effective Time, plus (b) all accrued but unpaid dividends allocated to the Senior Series A Preferred Stock through the Effective Time.

“Aggregate Series A Preferred Stock Per Share Consideration” means the aggregate amount equal to (a) $1,000 multiplied by the number of shares of Series A Preferred Stock issued and outstanding as of the Effective Time, plus (b) all accrued but unpaid dividends allocated to the Series A Preferred Stock through the Effective Time.

“Ancillary Agreements” means, collectively, any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing, including the Escrow Agreement.  The Ancillary Agreements executed by a specified Person shall be referred to as “such Person’s Ancillary Agreements,” “its Ancillary Agreements” or other similar expression.

“Annual Financial Statements” has the meaning set forth in Section 3.5.

“Aviation Authority” means any Governmental Authority or other official authority in the United States or other jurisdiction which is or shall from time to time be vested with the control and supervision of, or have jurisdiction over, the registration, airworthiness, design, production, operation or maintenance of any helicopter or other aircraft, or other matters relating to civil or military aviation within such jurisdiction, including without limitation the Federal Aviation Administration and the U.S. Department of Transportation.

“Aviation Authorizations” has the meaning set forth in Section 3.21(d).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2(c).

“Books and Records” has the meaning set forth in Section 3.6(a).

“Business” means, collectively, the business of the Company and its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in the State of New York are closed either under applicable Law or action of any Governmental Authority.

“CBM Bases” means those bases set forth in Section 3.14(a)(xvi) of the Company Disclosure Schedule, which were established prior to the date hereof by the Company and/or any Subsidiary to provide Independent-Based Services to the areas surrounding such bases.

“Certificates” has the meaning set forth in Section 2.4(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change of Control Payments” has the meaning set forth in Section 1.9.

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.6(b).

“Closing Cash” means the aggregate amount of cash and cash equivalents, less any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, of the Company and its Subsidiaries as of the Effective Time.  For the avoidance of doubt, the aggregate amount of cash and cash equivalents shall be reduced by the aggregate amounts due and payable by the Company for the employer portion of the Federal Insurance Contributions Act (“FICA”) taxes due with respect to Equity Award Payments and Change of Control Payments.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Deadline” means the date which is ninety (90) days after the date of this Agreement.

“Closing Merger Consideration” means the sum of (i) the Gross Merger Consideration, plus (ii) the Estimated Closing Cash, minus (iii) the Estimated Indebtedness, minus (iv) the amount of the Company Transaction Expenses set forth on the Transaction Expenses List, minus (v) the Escrow Amount, minus (vi) the Shareholder Representative Fund Amount, plus or minus, as applicable, (vii) the Working Capital Adjustment Amount, minus (viii) any Equity Award Payments not paid by the Company prior to Closing, minus (ix) any Change in Control Payments not paid by the Company prior to Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares Outstanding” means the aggregate number of shares of Common Stock issued and outstanding as of the Effective Time (including Dissenting Shares then outstanding, but excluding Dissenting Shares that have been redeemed or cancelled by the Company prior to the Effective Time pursuant to a final settlement of the demands of the holder thereof for the fair value thereof in connection with the Merger).

“Common Stock” has the meaning set forth in the recitals.

“Common Stock Per Share Consideration” means an amount equal to the quotient obtained by dividing (a) the Merger Consideration, minus the Aggregate Preferred Stock Per Share Consideration, by (b) the Common Shares Outstanding.

“Company” has the meaning set forth in the introductory paragraph.

“Company Board Recommendation” has the meaning set forth in Section 3.2(b).

“Company’s Charter” has the meaning set forth in Section 1.5(f).

“Company Charter Documents” has the meaning set forth in Section 3.1(c).

“Company Closing Certificate” has the meaning set forth in Section 7.1(h)(ii).

“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph in Article 3.

“Company Intellectual Property” means all Intellectual Property Rights owned or held by the Company or its Subsidiaries and the Intellectual Property Rights licensed to the Company or its Subsidiaries.

“Company Option” has the meaning set forth in Section 3.15(b).

“Company Option Plans” means, collectively, OF Air Holdings Corporation 2007 Stock Incentive Plan and 2008 Stock Appreciation Rights Plan.

“Company Plan” means each plan, fund, program, agreement or arrangement (i) with respect to which the Company or any of the Subsidiaries has any Liability and (ii) which provides employee benefits or for the remuneration, direct or indirect, of employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of the Company or any ERISA Affiliate (whether written or oral), including, without limitation, each “welfare” plan (within the meaning of Section 3(1) of ERISA), each “pension” plan (within the meaning of Section 3(2) of ERISA) and each of the Company Option Plans.

“Company Shareholder Approval” means the approval of this Agreement and the Transactions by the Shareholders by written consent in accordance with Section 228 of the DGCL.

“Company Special Representations” means the representations of the Company contained in Section 3.2 (Authority and Enforceability); Section 3.4 (Capitalization and Ownership); and Section 3.25 (Brokers or Finders).

“Company Stock” has the meaning set forth in the recitals.

“Company Transaction Expenses” means the Expenses of the Company and its Subsidiaries.

“Confidentiality Agreement” has the meaning set forth in Section 6.6.

“Contract” means any legally binding contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral and excludes any Company Plan.

“CPA Firm” means an independent public accounting firm mutually acceptable to Parent and the Shareholder Representative.

“Deductible Amount” has the meaning set forth in Section 9.7(a).

“Designated Preferred Stock” has the meaning set forth in the recitals.

“DGCL” has the meaning set forth in Section 1.1.

“Dispute Notice” has the meaning set forth in Section 2.4(c).

“Dissenting Share Payments” has the meaning set forth in Section 1.7.

“Dissenting Shares” has the meaning set forth in Section 1.7.

“Dissenting Shareholders” has the meaning set forth in Section 1.7.

“DLA” has the meaning set forth in Section 10.19.

“EBITDA” means, for any period, without duplication, the sum of (a) consolidated net income (or net loss) of the Company and its Subsidiaries for such period, plus (b) the following to the extent deducted in calculating such net income (or net loss): (i) interest expense, (ii) Taxes, (iii) depreciation expense, (iv) amortization expense, (v) other (non-operating) expenses, (vi) gain or loss on sale of assets, and (vii) impairment expenses.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any charge, claim, mortgage, community or other marital property interest, lien, option, pledge, security interest, right of first refusal, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever.

“Environmental Assessment” has the meaning set forth in Section 6.14.

“Environmental Law” means any and all past, present and future Laws, Governmental Authorizations and common law relating to pollution, aviation fuels, security, occupational health or safety or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including those relating to emissions, discharges, spills, releases or threatened releases into or impacting the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, recycling, storage, disposal, transport, sale, offer for sale, distribution or handling of Hazardous Materials.  For the avoidance of doubt and without limitation, “Environmental Law” includes the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Clean Air Act, the Clean Water Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Energy Policy Act of 2005, the Patriot Act, all as amended, and the state and local Laws implementing such acts, and all analogous Laws and Governmental Authorizations (whether foreign, state or local).

“Environmental Permit” means any Governmental Authorization required by or issued by a Governmental Authority or Aviation authority pursuant to any applicable Environmental Law.

“Equity Award Payments” has the meaning set forth in Section 1.8.

“Equity Awards” has the meaning set forth in Section 1.8.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(e).

“Escrow Agreement” has the meaning set forth in Section 2.1.

“Escrow Amount” means an amount equal to five percent (5%) of the Gross Merger Consideration.

“Escrow Agent” JPMorgan Chase Bank, National Association, a national banking association, acting as escrow agent.

“Escrow Fund” has the meaning set forth in Section 2.1.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6(a).

“Estimated Closing Cash” has the meaning set forth in Section 2.2(a).

“Estimated Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of the Effective Time.

“Estimated Net Working Capital” has the meaning set forth in Section 2.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets and Liabilities” has the meaning set forth in Section 6.11(a).

“Expenses” has the meaning set forth in Section 10.12.

“Expiring Aircraft Lease” has the meaning set forth in Section 6.2(g).

“FAA” means the United States Federal Aviation Administration.

“FAR” means the Federal Aviation Regulations found at 14 Code Federal Regulations.

“Final Working Capital Adjustment Amount” means an amount equal to the difference of (x) Final Net Working Capital; and (y) the Net Working Capital Target.

“Final Closing Cash” has the meaning set forth in Section 2.6(e).

“Final Indebtedness” has the meaning set forth in Section 2.6(e).

“Final Net Working Capital” has the meaning set forth in Section 2.6(e).

“Financial Statements” has the meaning set forth in Section 3.5.

“Fundamental Representations” has the meaning set forth in Section 9.7(a).

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Government Programs” has the meaning set forth in Section 3.21(a).

“Governmental Authority” means any federal, state, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, local or foreign government, including any court, tribunal or arbitrator (public or private).

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, plan, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Governmental Order” means any order, writ, injunction, judgment, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Merger Consideration” means Two Hundred Million Dollars ($200,000,000).

“Hazardous Materials” means those substances, whether liquid, gaseous, or solid, including all waste materials, raw materials, finished products, co-products, byproducts or any other materials or articles or constituents thereof which (whether from use, handling, processing, storage, emission, disposal, spill, release or any other activity or for any other reason) are regulated by, form the basis of Liability under, or are defined as a contaminant, pollutant, dangerous, designated or controlled substance product, solid or hazardous waste, hazardous substance, or toxic substance under any Environmental Law, including gasoline or any other petroleum product or byproduct or fractions thereof, any form of natural gas, asbestos, polychlorinated biphenyls, radon or other radioactive substances, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives, urea formaldehyde, alcohols, chemical solvents, or any other material or substance which constitutes a health, safety, security or environmental hazard to any Person or the environment.

“HBM Bases” means those facilities set forth in Section 3.14(a)(xvi) of the Company Disclosure Schedule that are subject to exclusive operating agreements under which the Company and/or any Subsidiary provide Traditional-Based Services as of the date hereof.

“Heli-One Agreements” means (i) that certain Asset Purchase and Sale Agreement dated October 12, 2009 by and between the Company and Heli-One American Support, LLC (“Heli-One”); (ii) that certain Fleet Maintenance Support Agreement dated October 12, 2009, as amended by the letter agreement dated December 15, 2009, by and between Company and Heli-One; and (iii) that certain Settlement Agreement effective April 29, 2011 by and between the Company and Heli-One (the “Heli-One Settlement Agreement”).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any specified Person, (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, including accrued interest thereon and prepayment penalties with respect thereto; (b) other indebtedness of such Person evidenced by notes, bonds or debentures; and (c) capitalized leases which would be classified as indebtedness of such Person under GAAP.

“Indebtedness Statement” has the meaning set forth in Section 2.2(a).

“Indemnification Period” has the meaning set forth in Section 9.6(a).

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Independent-Based Services” means the model under which the Company and certain of its Subsidiaries provide air medical transportation services to the general population as an independent service.

“Intellectual Property Contracts” has the meaning set forth in Section 3.13(b).

“Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (a) patents, patent applications, any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions thereof; (b) registered or unregistered trademarks, service marks, trade dress rights, trade names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing; (c) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor; (d) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals; and (e) all applications, registrations and permits related to any of the foregoing clauses (a) through (d).

“Interim Financial Statement” has the meaning set forth in Section 3.5.

“IRS” has the meaning set forth in Section 3.16(b).

“Knowledge of the Company” means the actual knowledge after due inquiry of Thomas Leverton, James Kupferschmid, Jim Nieves and Jim Fisher, and it shall be deemed that such persons shall have made due and diligent inquiry of all relevant employees and consultants of the Company whom the foregoing officers reasonably believe would have actual knowledge of the matters represented.

“Knowledge of Parent” means the actual knowledge after due inquiry of each executive officer of Parent, and it shall be deemed that such persons shall have made due and diligent inquiry of all relevant employees and consultants of Parent whom the foregoing officers reasonably believe would have actual knowledge of the matters represented.

“Knowledge of Principal Shareholder” means the actual knowledge after due inquiry of Michael Nelson, Chris Mioton, and it shall be deemed that such persons shall have made due and diligent inquiry of all relevant employees and consultants of the Company whom the foregoing reasonably believe would have actual knowledge of the matters represented.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Leased Real Property” has the meaning set forth in Section 3.12(a).

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Loss” means any Liability, claim, damage, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), Tax or other cost or expense, whether or not involving the claim of another Person.

“Material Adverse Effect” means (a) with respect to Parent, an effect which prevents or materially impairs the ability of Parent to perform its obligations under this Agreement or to consummate the Transactions, and (b) with respect to the Company, an effect which (i) prevents or materially impairs the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions or (ii) is, or is reasonably likely to be, materially adverse to the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, for purposes of clause (b)(ii) immediately above, a Material Adverse Effect shall exclude effects directly or indirectly resulting from (A) changes in economic or political conditions in the United States or the United States financing, banking, currency or capital markets in general, (B) changes in Laws or interpretations thereof or changes in accounting requirements or principles (including GAAP); (C) changes generally affecting the industry in which the Company and its Subsidiaries operate; (D) the announcement or pendency of the Transactions or any communication by any of Parent, the Merger Sub or any of their respective Affiliates of their plans or intentions with respect to the Company and its Subsidiaries (including with respect to employees), including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or its Subsidiaries or any of the occurrences set forth in Section 6.16 of the Company Disclosure Schedule; (E) the consummation of the Transactions contemplated by this Agreement or any actions by the parties or any of their respective Affiliates taken pursuant to this Agreement or with the consent of the other parties; (F) the failure of the Company to take any action prohibited under Section 6.2 which, if taken, would have reasonably been expected to have prevented or mitigated any resulting material and adverse effect of the kind referred to in the lead in to this definition; or (G) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of this Agreement; except to the extent any such effect resulting from the matters described in (A), (B), (C) and (G) has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which the Company conducts business (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been or may be a Material Adverse Effect on the Company).

“Material Contracts” has the meaning set forth in Section 3.14(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means an aggregate amount equal to the sum of (a) the Closing Merger Consideration, plus or minus (b) the Merger Consideration Adjustment Amount, as the case may be, plus (c) the Escrow Amount, and plus (d) the Shareholder Representative Fund Amount.

“Merger Consideration Adjustment Amount” means an aggregate amount, which can be either a positive or negative number, equal to (a) the amount, if any, by which the Final  Working Capital Adjustment Amount exceeds the Working Capital Adjustment Amount, plus (b) the amount, if any, by which the Estimated Indebtedness exceeds the Final Indebtedness, plus (c) the amount, if any, by which the Final Closing Cash exceeds the Estimated Closing Cash, minus (d) the amount, if any, by which the Working Capital Adjustment Amount exceeds the Final Working Capital Adjustment Amount, minus (e) the amount, if any, by which the Final Indebtedness exceeds the Estimated Indebtedness, and minus (f) the amount, if any, by which the Estimated Closing Cash exceeds the Final Closing Cash.

“Merger Consideration Adjustment Methodology” has the meaning set forth in Section 2.6(a).

“Merger Consideration Overpayment Amount” has the meaning set forth in Section 2.6(f)(i).

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Net Working Capital” means an amount (which amount can be either a positive or a negative number) equal to the aggregate amount of the current assets listed on Exhibit D hereto as of the Effective Time minus the aggregate amount of the current liabilities listed on Exhibit D hereto as of the Effective Time.

 “Net Working Capital Statement” has the meaning set forth in Section 2.6(a).

“Net Working Capital Target” means an amount equal to average working capital level for the twelve (12) month period prior to the Closing Date and calculated in accordance with the Merger Consideration Adjustment Methodology.

“Non-Competition Agreement” has the meaning set forth in Section 7.1(j).

“Non-Continuing Employees” has the meaning set forth in Section 6.9(b).

“NTSB” means the National Transportation Safety Board.

“Objection Notice” has the meaning set forth in Section 9.4(b).

“Owned Intellectual Property” means the Intellectual Property Rights owned by the Company.

“Owned Real Property” has the meaning set forth in Section 3.12(a).

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 5.

“Parent Indemnified Parties” has the meaning set forth in Section 9.1.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or other charges of any Governmental Authority or levies that are not yet due or payable or that are being contested in good faith and for which there are adequate reserves on the books; (b) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and similar Encumbrances imposed by Law and arising in the ordinary course of business for amounts not yet due; (c) Encumbrances incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security and other restrictions or rights required to be granted to Governmental Authorities or otherwise imposed by Governmental Authorities under applicable Law; (d) Encumbrances created pursuant to this Agreement or any Ancillary Agreement; (e) Encumbrances securing obligations that are reflected as Liabilities on, or that otherwise are disclosed in, the Financial Statements; (f) Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (g) Encumbrances and other restrictions that do not materially impair the value of the underlying asset or the present use of such asset.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Pre-Closing Period” has the meaning set forth in Section 6.10(a).

“Pre-Closing Straddle Period” has the meaning set forth in Section 6.10(c).

“Post-Closing Straddle Period” has the meaning set forth in Section 6.10(c).

“Preferred Stock” has the meaning set forth in Section 3.4(a).

“Proceeding” means an action, suit, arbitration, proceeding or other litigation by or before any Governmental Authority.

“Pro Rata Share” means, with respect to each Shareholder, the quotient obtained by dividing (i) the aggregate amount of the Merger Consideration paid to such Shareholder, by (ii) the aggregate amount of the Merger Consideration paid to all Shareholders.

“Real Property” has the meaning set forth in Section 3.12(a).

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto, together with all security deposits thereunder, entered into or held by the Company or any of its Subsidiaries for the use and occupancy of any Leased Real Property.

“Registered Intellectual Property” means Owned Intellectual Property that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental Authority or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

“Representatives” has the meaning set forth in Section 6.5(a).

“Schedules” means, collectively, the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Senior Preferred Stock” has the meaning set forth in the recitals.

“Senior Preferred Stock Per Share Consideration” means, with respect to each share of Senior Preferred Stock, the aggregate amount equal to (a) $1,000, plus (b) all accrued but unpaid dividends allocated to such share of Senior Preferred Stock through the Effective Time.

“Senior Series A Preferred Stock” has the meaning set forth in the recitals.

“Senior Series A Preferred Stock Per Share Consideration” means, with respect to each share of Senior Series A Preferred Stock, the aggregate amount equal to (a) $1,000, plus (b) all accrued but unpaid dividends allocated to such share of Senior Series A Preferred Stock through the Effective Time.

“Series A Preferred Stock” has the meaning set forth in the recitals.

“Series A Preferred Stock Per Share Consideration” means, with respect to each share of Series A Preferred Stock, the aggregate amount equal to (a) $1,000, plus (b) all accrued but unpaid dividends allocated to such share of Series A Preferred Stock through the Effective Time.

“Shareholders” has the meaning set forth in the recitals.

“Shareholder Indemnified Parties” has the meaning set forth in Section 9.3.

“Shareholder Materials” has the meaning set forth in Section 6.7.

“Shareholder Representative” has the meaning set forth in the introductory paragraph.

“Shareholder Representative Fund Amount” has the meaning set forth in Section 10.1(c).

“Straddle Period” has the meaning set forth in Section 6.10(a).

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Subsidiary Organizational Documents” has the meaning set forth in Section 3.1(c).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (c) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Tangible Assets” means total assets less goodwill less intangibles, each as reflected on the Audited Financial Statements of the Company dated March 31, 2011.

“Taxes” means (a) all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, employment, unemployment, withholding and social security taxes) which are imposed by any Governmental Authority, including all interest, penalties or additions to tax attributable thereto (or to the nonpayment thereof) and any obligation under any escheat or unclaimed property law; (b) any liability to pay amounts due pursuant to clause (a) on behalf of another Person, including any predecessor, under any contract, reimbursement or indemnity agreement, as transferee, successor or otherwise (excluding, in all cases, any liability as a tenant or other user of property to pay Property Taxes under a lease or similar agreement); and (c) any liability of any Person, including any predecessor, to pay amounts described in clause (a) by reason of liability imposed under Treasury Regulations § 1.1502-6 or similar provision imposing liability by reason of participation in a consolidated, combined, unitary or similar Tax Return or similar filing, and “Tax” means any one of them.

“Tax Claim” means any pending audit or assessment, proposed adjustment, deficiency, dispute, or Proceeding with respect to Taxes.

“Tax Return” means any return, form, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment, collection, payment or refund of any Taxes or the administration of any Laws relating to any Taxes and any form required to be filed pursuant to the Bank Secrecy Act of 1970, as amended.

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Third Party Claim Carve-Out” has the meaning set forth in Section 9.5(a).

“Traditional-Based Services” means the model under which the Company and certain of its Subsidiaries provide air medical transportation services to hospitals under exclusive operating agreements.

“Transaction Expenses List” has the meaning set forth in Section 2.2(a).

“Transactions” refers collectively to the transactions contemplated by this Agreement, including the Merger.

“Transfer Taxes” has the meaning set forth in Section 6.10(i).

“Warn Act” has the meaning set forth in Section 3.17(f).

“Working Capital Adjustment Amount” has the meaning set forth in Section 2.6(a).